U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10

GENERAL FORM FOR REGISTRATION OF SECURITIES

Pursuant to Section 12(b) or (g) of the Securities Exchange Act of 1934

GROOVE BOTANICALS INC.

(Exact name of registrant as specified in its charter)

Nevada	84-1168832
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

Registrant’s Principal Office

310 Fourth Avenue South, Suite 7000

Minneapolis, MN 55415

Registrant’s telephone number, including area code:

(612-315-5068)

Securities to be registered under Section 12(b) of the Act: None

Securities to be registered under Section 12(g) of the Exchange Act: Common Stock, $0.001 per share

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☑	Smaller reporting company ☑
Emerging Growth Company ☑

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

EXPLANATORY NOTE

We are filing this General Form for Registration of Securities on Form 10 to register our common stock, par value $0.001 per share (the “Common Stock”), pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Once this registration statement is deemed effective, we will be subject to the requirements of Regulation 13A under the Exchange Act, which will require us to file annual reports on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K. We will be required to comply with all other obligations of the Exchange Act applicable to issuers filing registration statements pursuant to Section 12(g) of the Exchange Act.

Unless otherwise noted, references in this registration statement to the “Company,” “Groove,” “we,” “our,” or “us” means Groove Botanicals, Inc.. Our principal place of business is located at 310 Fourth Avenue South, Suite 7000 Minneapolis, MN 55415, and our telephone number is (612) 315-5068.

Groove Botanicals, Inc is a Nevada corporation and was originally incorporated in Colorado in April 1991 under the name Snow Runner (USA), Inc. The Company was the general partner of Snow Runner (USA) Ltd.; a Colorado limited partnership to sell proprietary snow skates under the name "Sled Dogs" which was dissolved in August 1992. In late 1993, the Company relocated its operations to Minnesota and in January 1994 we changed our name to Snow Runner, Inc. In November 1994 we changed our name to The Sled Dogs Company. In May 1999, we changed our state of domicile to Nevada and our name to XDOGS.COM, Inc. On July 22, 2005, the Board of Directors and a majority of the Company's shareholders approved an amendment to our Articles of Incorporation to change the Company's name to Avalon Oil & Gas, Inc. On March 21, 2018, the Board of Directors a majority of the Company's shareholders approved an amendment to our Articles of Incorporation to change the Company's name to Groove Botanicals, Inc.

We will use the funds from the sale of our common stock to assemble a portfolio of early-stage propriety EV Battery Technologies developed from Universities in Norway, Sweden and Finland, and seek grants from the State of Minnesota Department of Economic Development to find and identify corporate partners to commercialize these technologies.

Management believes that the technologies available and the specialized energy industry present a stable business model with high growth potential. We are filing this Form 10 to resume reporting requirements to ensure our shareholders’ liquidity in their shares going forward, and to provide transparency to the market.

FORWARD-LOOKING STATEMENTS

There are statements in this registration statement that are not historical facts. These “forward-looking statements” can be identified by the use of terminology such as “believe,” “hope,” “may,” “anticipate,” “should,” “intend,” “plan,” “will,” “expect,” “estimate,” “project,” “positioned,” “strategy” and similar expressions. You should be aware that these forward-looking statements are subject to risks and uncertainties beyond our control. To discuss these risks, you should read this entire registration statement carefully, especially the risks discussed under the “Risk Factors” section. Although management believes that the assumptions underlying the forward-looking statements included in this registration statement are reasonable, they do not guarantee our future performance, and actual results could differ from those contemplated by these forward-looking statements. The assumptions used for purposes of the forward-looking statements specified in the following information represent estimates of future events and are subject to uncertainty as to possible changes in economic, legislative, industry, and other circumstances. As a result, the identification and interpretation of data and additional information and their use in developing and selecting assumptions from and among reasonable alternatives require the exercise of judgment. To the extent that the assumed events do not occur, the outcome may vary substantially from anticipated or projected results. Accordingly, no opinion is expressed on the achievability of those forward-looking statements. In light of these risks and uncertainties, there can be no assurance that the results and events contemplated by the forward-looking statements contained in this registration statement will transpire. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates. We do not undertake any obligation to update or revise any forward-looking statements.

Item 1. Business.

Prior Operations

ORGANIZATIONAL HISTORY

We were incorporated in the State of Colorado in April In May, 1999, we changed our state of domicile to Nevada and our name to XDOGS.COM, Inc.”. Until August 2, 2021 we were a reporting company. We filed a 15-12B to suspend duty to file reports under sections 13 and 15(d) of the Securities Exchange Act of 1934. Upon restructuring and obtaining the necessary audits to resume reporting we are now filing this form 10 registration.

Groove Botanicals, Inc. (the "Company"), (formerly known as Avalon Oil & Gas, Inc.), was originally incorporated in Colorado in April 1991 under the name Snow Runner (USA), Inc. The Company was the general partner of Snow Runner (USA) Ltd.; a Colorado limited partnership to sell proprietary snow skates under the name "Sled Dogs" which was dissolved in August 1992. In late 1993, the Company relocated its operations to Minnesota and in January 1994 changed our name to Snow Runner, Inc. In November 1994 we changed our name to the Sled Dogs Company. In May 1999, we changed our state of domicile to Nevada and our name to XDOGS.COM, Inc. On July 31, 1998, the Corporation split their shares One (1) for Fifty-Four (54). On August 24, 2000, the Corporation split their shares One (1) for Five (5) and changed our name from XDOGS.COM to XDOGS, Inc. We changed our symbol from XDGS to XDGI. On June 22, 2005, the Corporation changed our name from XDOGS, Inc. to Avalon Oil and Gas, Inc. We changed our symbol from XDGI to AOGS. On July 22, 2005, the Board of Directors and a majority of the Company's shareholders approved an amendment to our Articles of Incorporation to change the Company's name to Avalon Oil & Gas, Inc., and to increase the authorized number of shares of our common stock from 200,000,000 shares to 1,000,000,000 shares par value of $0.001. On May 15, 2007, the Corporation split their shares One (1) for Twenty (20). We changed our symbol from AOGS to AOGN. On June 4, 2012, the Board of Directors approved an amendment to our Articles of Incorporation to a reverse split of the issued and outstanding shares of Common Stock of the Corporation (“Shares”) such that each holder of Shares as of the record date of June 4, 2012 shall receive one (1) post-split Share on the effective date of June 4, 2012 for each three hundred (300) Shares owned. The reverse split was effective on July 23, 2012. On September 28, 2012, we held a special meeting of Avalon’s shareholders and approved an amendment to the Company’s Articles of Incorporation such that the Company would be authorized to issue up to 200,000,000 shares of common stock. We filed an amendment with the Nevada Secretary of State on April 10, 2013, to increase our authorized shares to 200,000,000. On July 23, 2012, the Corporation split their shares One (1) for Three Hundred (300). On May 14, 2018, the Corporation changed our name from Avalon Oil and Gas, Inc., to Groove Botanicals, Inc. We changed our symbol from AOGN to GRVE. On August 2, 2021, we filed a Form 15-12B to suspend our duty to file reports under sections 13 and 15(d) of the Securities Exchange Act of 1934. We have completed our 2021 and 2022 audits and are filing this Form 10 Registration Statement to resume the filing of our annual audited financial statements and our quarterly reviewed financial statements.

Present Operations

We will use the funds from the sale of our common stock to assemble a portfolio of early-stage EV Battery Technologies developed from Universities in Norway, Sweden and Finland, and seek grants from the State of Minnesota Department of Economic Development to find and identify corporate partners to commercialize these technologies and ultimately produce revenues for the Company.

As the Company continues its business development and asset acquisitions, the Company anticipates our capital needs to be between 500,000 and $5,000,000 (varying based on growth strategies).

Employees

We have one full time employee, our President, Kent Rodriguez and a part time administrative assistant. The Board retains consultants and advisors on as needed basis.  They are compensated with cash and also with the issuance of the Company’s common stock.

Facilities

Our corporate office is located at 310 Fourth Avenue South, Suite 7000, Minneapolis, Minnesota 55415. This office space is leased from an unaffiliated third party on a month-to-month lease, for a monthly rental of $1,200.

ITEM 1A.  RISK FACTORS

Any investment in our securities is highly speculative.  The Company's business and ownership of shares of our common stock are subject to numerous risks.  You should not purchase our shares if you cannot afford to lose your entire investment. You should consider the following risks before acquiring any of our shares.

We have never been, and may never be, profitable.

During the past several years, we have attempted, without success, to generate revenues and profits. For the year ended March 31, 2022, we had a net loss of $290,458 attributable to the issuance of common stock for consulting services and for legal and professional expenses. There is not any assurance that we will ever be profitable from our operations.

We need additional capital.

We need additional financing to continue operations. The amount required depends upon our business operations, and the capital needs to assemble a portfolio of early-stage EV Battery Technologies developed from Universities in Norway, Sweden and Finland. Varying based on growth strategies, it is estimated between $500,000 and $5,000,000 will have to be raised. We may be unable to secure this additional required financing on a timely basis, under terms acceptable to us, or at all. To obtain additional financing, we will sell additional equity securities, which will further dilute shareholders' ownership in us. Ultimately, if we do not raise the required capital, we may need to cease operations.

We are dependent upon our key personnel.

We are highly dependent upon the services of Kent A. Rodriguez, our President and Chief Executive Officer. If he terminated his services with us, our business would suffer.

There is only a limited trading market for our securities.

Our Common Stock is traded on the OTC Pink Sheets. The prices quoted may not reflect the price at which you can resell your shares. Because of the low price of our stock, we are subject to rules of the U.S. Securities and Exchange Commission that make it difficult for stockbrokers to solicit customers to purchase our stock. This reduces the number of potential buyers of our stock and may reduce the value of your shares. There can be no assurance that a trading market for our stock will continue or that you will ever be able to resell your shares at a profit, or at all.

Our management controls us.

Our current officers and directors own approximately 52% of our outstanding stock and are able to affect the election of the members of our Board of Directors and make corporate decisions. Mr. Rodriguez, by his ownership of Class A Preferred Stock, has the right to vote 51% of our voting securities. On January 12, 2018, our Board of Directors agreed to amend Designation of the Series A Convertible Preferred Stock be amended by changing the ratio for conversion, in Article IV, subparagraph (a), from 0.4% to 0.51% so that upon conversion the number of shares of common stock to be exchanged shall equal 51% of then issued and outstanding common stock. In addition, on January 12, 2018, the Company and the Series A Holder agreed to forgive all accrued interest to date on the Series A, and to pause any accruals until April 1, 2023. Accordingly, even if we issue additional shares to third parties, Mr. Rodriguez will continue to control at least 51% of our voting securities. This voting concentration may also have the effect of delaying or preventing a change in our management or control or otherwise discourage potential acquirers from attempting to gain control of us. If potential acquirers are deterred, you may lose an opportunity to profit from a possible acquisition.

A significant number of shares are eligible for public sale, potentially depressing our stock price. Under the SEC's Rule 144, shares issued in issuances which are not registered with the SEC first become eligible for public resale after a holding period of six months. Shareholders who are affiliates of us generally may resell only a limited number of their privately acquired shares after six months. After six months, stockholders who are not affiliated with us may resell any number of their privately acquired shares pursuant to Rule 144. The resale of the shares we have privately issued and their potential for their future public resale, may depress our stock price.

Our governing documents and Nevada law may discourage the potential acquisitions of our business. Our Board of Directors may issue additional shares of capital stock and establish their rights, preferences and classes, in most cases without stockholder approval. In addition, we may become subject to anti-takeover provisions found in Section 89.378-78.379 of the Nevada Business Corporation Act which may deter changes in control of our management which have not been approved by our Board of Directors.

We have a going concern issue.

The Company has minimal cash proceeds. We are in need of additional cash resources to maintain our operations. These factors raise substantial doubt about our ability to continue as a going concern. The Company’s ability to continue as a going concern is dependent on its ability to raise additional capital or obtain necessary debt financing. The Company is presently dependent on its controlling shareholder to provide us funding for its daily operation and expenses, including professional fees and fees charged by regulators, although he is under no obligation to do so. Our auditors express substantial doubt about our ability to continue as a going concern.

The Company intends to meet the cash requirements for the next 12 months from the issuance date of this report through a combination of debt and equity financing by way of private placements to friends, family and business associates. The Company currently does not have any arrangements in place to complete any private placement financings and there is no assurance that the Company will be successful in completing any such financings on terms that will be acceptable to it.

If we do not have sufficient working capital to pay our operating costs for the next 12 months, we will require additional funds to pay our legal, accounting and other fees associated with our Company and our filing obligations under United States federal securities laws, as well as to pay our other accounts payable generated in the ordinary course of our business. Once these costs are accounted for, we will focus on the capital needs to assemble a portfolio of early stage EV Battery Technologies developed from Universities in Norway, Sweden and Finland. Any failure to raise money will have the effect of delaying the timeframes in the business plan as set forth above, and the Company may have to push back the dates of such activities.

We have material weaknesses on internal control.

Management has assessed the effectiveness of our internal control over financial reporting under COSO Framework 2013 as of March 31, 2022, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. As a result of this assessment, management concluded that, as of March 31, 2022, our internal control over financial reporting was not effective. The material weaknesses identified related to (i) lack of segregation of duties due to a lack of accounting staff and resources with appropriate knowledge of U.S. GAAP and SEC reporting and compliance requirements; and (ii) a lack of sufficient documented financial closing policies and procedures.

Licensing our patents and technologies could take longer than expected and cause delays.

Licensing patents and technologies is extremely profitable if done correctly. We will be searching for the best opportunities to enhance our portfolio and delays can happen when dealing with project managers and when negotiating with large international companies. The Company does not currently own any patents or technologies related to the EV battery industry, and the process to acquire patents and technologies can be costly, and the Company is not guaranteed to acquire any such patents.

Licensing deals require participation from many different individuals and parties.

Our ability to proceed will also depend on how quickly and effectively we can work with other companies and individuals when licensing and negotiating our patented technologies.

The Green Energy Market is Highly Competitive and Fragmented.

Entering the Green Energy Market is highly competitive and there are many large companies focusing on the industry. Several small companies have entered the space and caused it to become fragmented and the barrier for entry to the market is more complicated.

Reporting requirements under the Exchange Act and compliance with the Sarbanes-Oxley Act of 2002, including establishing and maintaining acceptable internal controls over financial reporting, are costly and may increase substantially.

The rules and regulations of the SEC require a public company to prepare and file periodic reports under the Exchange Act, which will require that the Company engage in legal, accounting, auditing, and other professional services. The engagement of such services is costly, and we are likely to incur losses that may adversely affect our ability to continue as a going concern. Additionally, the Sarbanes-Oxley Act of 2002 requires, among other things, that we design, implement and maintain adequate internal controls and procedures over financial reporting. The costs of complying with the Sarbanes-Oxley Act may make it difficult for us to design, implement and maintain adequate internal controls over financial reporting. If we fail to maintain an effective system of internal controls or discover material weaknesses in our internal control. In that case, we may not be able to produce reliable financial reports or report fraud, which may harm our overall financial condition and result in a loss of the investor confidence and a decline in our share price.

We cannot assure you that our Common Stock will be listed on the OTCQB or any other stock exchange.

Our common stock is currently traded on the Pink Sheets under the symbol GRVE. Our goal is to become a fully reporting company, and be included on the OTCQB or a higher exchange, if possible. However, we cannot assure you that we will be able to meet the initial listing standards of the OTCQB or any other stock exchange or quotation medium or that we will be able to maintain a listing of our Common Stock on any stock exchange. After the filing of this Form 10, we expect that our Common Stock would continue to be eligible to trade on the “pink sheets,” where our stockholders may find it more difficult to affect a transaction in our Common Stock or obtain accurate quotations as to the market value of our Common Stock. In addition, we would be subject to an SEC rule that, if we failed to meet the criteria outlined in such rule, imposes various practice requirements on broker-dealers who sell securities governed by such rule to persons other than established customers and accredited investors. Consequently, such a rule may deter broker-dealers from recommending or affecting transactions in our Common Stock, which may further affect its liquidity. This would also make it more difficult for us to raise additional capital following a business combination.

Our Common Stock will likely be considered a “penny stock,” which may make it more difficult for investors to sell their shares due to suitability requirements.

Our common stock is currently deemed “penny stock,” as that term is defined under the Exchange Act. Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that the exchange or system provides current price and volume information concerning transactions in such securities). Penny stock rules impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and “accredited investors.” The term “accredited investor” generally refers to institutions with assets over $5,000,000 or individuals with a net worth in excess of $1,000,000 or an annual income exceeding $200,000 or $300,000 jointly with their spouse.

The penny stock rules require a broker-dealer, before a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized disclosure document in a form prepared by the SEC, which provides information about penny stocks and the nature and level of risks in the penny stock market. Moreover, brokers/dealers are required to determine whether an investment in a penny stock is suitable for a prospective investor. A broker/dealer must receive a written agreement to the transaction from the investor setting forth the identity and quantity of the penny stock to be purchased. These requirements may reduce the potential market for our common stock by reducing the number of potential investors. This may make it more difficult for investors in our common stock to sell shares to third parties or dispose of them. This could cause our stock price to decline.

We have never paid dividends on our Common Stock, and it is not guaranteed that we will in the future.

We have never paid dividends on our Common Stock, we have this option as valid to discuss on the management level and approve it. There are no assurances or guarantees that we will be able to pay dividends. The Company is prohibited from providing dividends to its common stockholders until all accrued dividends on our outstanding Series A Convertible Preferred Stock and Series B Preferred Stock are paid. There were no outstanding dividends on our Series A and Series B Preferred Stock as of March 31, 2022 and December 31, 2022.

We are an “emerging growth company” under the JOBS Act of 2012. We cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make our common stock less attractive to investors.

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”). We may take advantage of certain exemptions from various reporting requirements that apply to other public companies that are not “emerging growth companies,” including, but not limited to, not being required to comply with the auditor attestation requirements of section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. We cannot predict if investors will find our common stock less attractive because we may rely on these exemptions. If some investors find our common stock less attractive, there may be a less active trading market for our common stock, and our stock price may be more volatile.

In addition, Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of specific accounting standards until those standards would otherwise apply to private companies. We are taking advantage of the extended transition period to comply with new or revised accounting standards.

We will remain an “emerging growth company” for up to five years, although we will lose that status sooner if our revenues exceed $1 billion, if we issue more than $1 billion in non-convertible debt in three years, or if the market value of our common stock that is held by non-affiliates exceeds $700 million as of any June 30.

Our status as an “emerging growth company” under the JOBS Act of 2012 may make it more challenging to raise capital as and when we need it.

Because of the exemptions from various reporting requirements provided to us as an “emerging growth company” and because we will have an extended transition period for complying with new or revised financial accounting standards, we may be less attractive to investors, and it may be difficult for us to raise additional capital as and when we need it. Investors may be unable to compare our business with other companies in our industry if they believe that our financial accounting is not as transparent as other companies in our industry. If we cannot raise additional capital as and when we need it, our financial condition and results of operations may be materially and adversely affected.

We have the right to issue shares of preferred stock. If we were to issue preferred stock, it is likely to have rights, preferences, and privileges that may adversely affect the common stock.

We have preferred stock currently issued and outstanding and do have the ability to issue more. The issuance of these shares could adversely affect the common stock already outstanding. Upon conversion of the aforementioned preferred shares, the common shares outstanding would be increased by 63,327,114 to 124,170,812 from the Conversion of the Series A Preferred Stock

Item 2. Financial Information.

Management’s Discussion and Analysis of Financial Condition and Results of Operation.

Overview

RESULTS OF OPERATIONS AND PLAN OF OPERATION

The following discussion and analysis should be read in conjunction with our consolidated financial statements and notes related thereto. The discussion of results, causes and trends should not be construed to infer conclusions that such results, causes or trends necessarily will continue in the future.

For the year ended March 31, 2022 compared to the year ended March 31, 2021

Selling, General, and Administrative Expenses

Selling, general and administrative expenses for the year ended March 31, 2022, were $111,613 an increase of $52,467, compared to selling, general and administrative expenses of $59,146 during the year ended March 31, 2021.   Selling, general and administrative expenses for 2022 consisted primarily of; director compensation of $20,000, payroll and related costs of $48,000, and other selling, general, and administrative expenses of $43,613. The increase was primarily due to an increase in director compensation, as well as other selling, general, and administrative expenses for the ended March 31, 2022, when compared with the year ended March 31, 2021.

Consulting Expense

Consulting expense for the year ended March 31, 2022 was $193,000, $133,000 of which was stock-based compensation, as we issued 6,650,000 shares of our common stock to outside consultants as payment for services rendered, the other $60,000 of consulting expense came from an issuance of convertible debt. Consulting expense for the year ended March 31, 2021 was $270,000, all of which was stock-based compensation

Amortization of Debt Discount

Amortization of debt discounts for the fiscal year ended March 31, 2022 was $139,999, an increase of $137,150 compared to amortization of debt discounts of $2,849 for the fiscal year ended March 31, 2021. This increase was primarily due to the Company issuing more convertible debt at discounts during the fiscal year ended March 31, 2022.

Gain on Settlement of Debt

Gain on settlement of debt for the fiscal year ended March 31, 2022, was $52,458. There was no such gain for the fiscal year ended March 31, 2021. The gain during the fiscal year ended March 31, 2022 was due to a settlement of a convertible debt and related contingent liability.

Settlement Expense

There was no settlement expense during the fiscal year ended March 31, 2022. Settlement expense for the fiscal year ended March 31, 2021, was $70,000, due to two different settlements arising during that period.

EIDL Grant

We received an emergency grant of $2,000 from the U.S. Small Business Administration for Covid 19 Relief during the year ended March 31, 2021. This grant was not available for the year ended March 31 ,2022.

Other Income

Other income for the year ended March 31, 2022, was $8,288, an increase of $5,953 compared to other income of $2,335 for the year ended March 31, 2021.  Revenue increased as a result of an increase in the market price for oil and natural gas.

Interest Income (Expense)

Interest expense for the fiscal year ended March 31, 2022, was $56,532 an increase of $37,021 compared to interest expense of $19,511 for the fiscal year ended March 31, 2021. This increase was primarily due to the issuance of more convertible debt during the fiscal year ended March 31, 2022.

Net Loss

For the reasons stated above, our net loss for the year ended March 31, 2022, was $290,458, compared to a net loss of $341,599 during the year ended March 31, 2021.

Liquidity and Capital Resources

Going Concern

We are in need of additional cash resources to maintain our operations. As of March 31, 2022, the Company had a working capital deficit of $454,935 and has incurred losses since inception of $34,305,992. These factors raise substantial doubt about its ability to continue as a going concern. The Company’s ability to continue as a going concern is dependent on its ability to raise additional capital or obtain necessary debt financing. The Company is presently dependent on its controlling shareholder to provide us funding for its daily operation and expenses, including professional fees and fees charged by regulators, although he is under no obligation to do so. Our auditors express substantial doubt about our ability to continue as a going concern.

The Company intends to meet the cash requirements for the next 12 months from the issuance date of this report through a combination of debt and equity financing by way of private placements, friends, family and business associates. The Company currently does not have any arrangements in place to complete any private placement financings and there is no assurance that the Company will be successful in completing any such financings on terms that will be acceptable to it.

If we do not have sufficient working capital to pay our operating costs for the next 12 months, we will require additional funds to pay our legal, accounting and other fees associated with our Company and our filing obligations under United States federal securities laws, as well as to pay our other accounts payable generated in the ordinary course of our business. Once these costs are accounted for, we will focus on assembling a portfolio of early-stage EV Battery Technologies developed by Universities in Norway, Sweden and Finland.

Any failure to raise money will have the effect of delaying the timeframes in the business plan as set forth above, and the Company may have to push back the dates of such activities.

The financial statements have been prepared on a going concern basis which assumes the Company will be able to realize its assets and discharge its liabilities in the normal course of business for the foreseeable future. The Company has incurred losses and further losses are anticipated as a result of the development of business which raises substantial doubt about the Company’s ability to continue as a going concern within the next twelve months from the issuance date of this report.  The ability to continue as a going concern is dependent upon the Company generating profitable operations in the future and/or obtaining financing necessary to meet the Company’s obligations and repay its liabilities arising from normal business operations when they come due. Management intends to finance operating costs over the next twelve months with existing cash on hand and loans from directors and/or private placement of the Company’s common stock.

Our cash and cash equivalents were $48,534 on March 31, 2022, compared to $7,911 on March 31, 2021. We met our liquidity needs through the issuance of our common stock and notes payable for cash and from the revenue derived from our oil and gas operations.

We need to raise additional capital during the fiscal year, but currently have not acquired sufficient additional funding. Our ability to continue operations as a going concern is highly dependent upon our ability to obtain immediate additional financing, which can’t be guaranteed. Unless additional funding is obtained, it is highly unlikely that we can continue to operate. There is no assurance that even with adequate financing or combined operations, we will generate revenues and be profitable. The Company’s auditor has expressed that the Company’s significant operating losses raise substantial doubt about its ability to continue as a going concern.

Operating activities

Net cash used by operating activities for the year ended March 31, 2022 was $72,905, compared to $136,761 used in the year ended March 31, 2021.

Financing activities

Our financing activities for the year ended March 31, 2022 provided cash of $113,528 as compared to $54,315 for the year ended March 31, 2021. We received $50,000 from the issuance of a convertible promissory note and $55,050 from the issuance of common stock. We plan to raise additional capital during the coming fiscal year.  Cash generated by financing activities for the year ended March 31, 2021, consisted of $149,965 received from the issuance of common stock.

For the nine months ended December 31, 2022 compared to the nine months ended December 31, 2021

Selling, General, and Administrative Expenses

Selling, general and administrative expenses for the nine months ended December 31, 2022 were $55,132 a decrease of $39,617 compared to selling, general and administrative expenses of $94,749 during the nine months ended December 31, 2021. Selling, general and administrative expenses for the nine months ended December 31, 2022 consisted primarily of; payroll and related costs of $36,000, and other selling, general, and administrative expenses of $8,284. Selling, general and administrative expenses for the nine months ended December 31, 2021 consisted primarily of; payroll and related costs of $36,000, and other selling, general, and administrative expenses of $32,783. The decrease was primarily due to a decrease in other selling, general, and administrative expenses for the nine months December 31, 2022, when compared with the nine months ended December 31, 2021.

Consulting Expense

Consulting expense for the nine months ended December 31, 2022 was $10,000, all of which was stock-based compensation, as we issued 500,000 shares of our common stock to outside consultants as payment for services rendered. Consulting expense for the nine months ended December 31, 2021 was $133,000, all of which was stock-based compensation, $120,000 for the 6,000,000 common shares we issued to outside consultants, and the other $13,000 for the 650,000 common shares we issued in exchange for investor relations services.

Amortization of Debt Discount

Amortization of debt discounts for the nine months ended December 31, 2022, was $69,451 a decrease of $24,628 compared to amortization of debt discounts of $94,079 during the nine months ended December 31, 2021. This decrease was primarily due to the Company holding more convertible debt with outstanding discounts during the nine months ended December 31, 2021.

Gain on Settlement of Debt

Gain on settlement of debt for the nine months ended December 31, 2022 was $25,000 a decrease of $27,458 compared to a gain on settlement of debt of $52,458 the nine months ended December 31, 2021. These gains during the nine months ended December 31, 2022, and 2021 were due to a settlement of a convertible debt and related contingent liability.

Other Income

Other income for the nine months ended December 31, 2022, were $1,076, a decrease of $6,992 compared to other income of $8,068 for the nine months ended December 31, 2021.  Other Income decreased as a result of a decrease in the market price for oil and natural gas.

Settlement Expense

There was no settlement expense during the nine months ended December 31, 2022, and 2021.

Interest Expense

Interest expense for the nine months ended December 31, 2022, was $11,496 a decrease of $40,414 compared to interest expense of $51,910 for the nine months ended December 31, 2021. This decrease was primarily due to more convertible debt being outstanding during the nine months ended December 31, 2021.

Net Loss

For the reasons stated above, our net loss for the nine months ended December 31, 2022, was $118,911, compared to a net loss of $181,751 during the nine months ended December 31, 2021.

For the three months ended December 31, 2022 compared to the three months ended December 31, 2021

Selling, General, and Administrative Expenses

Selling, general and administrative expenses for the three months ended December 31, 2022 were $15,639 a decrease of $36,368, compared to selling, general and administrative expenses of $52,007 during the three months ended December 31, 2021. Selling, general and administrative expenses for the three months ended December 31, 2022 consisted primarily of; payroll and related costs of $12,000, and other selling, general, and administrative expenses of $599. Selling, general and administrative expenses for the three months ended December 31, 2021 consisted primarily of; director compensation of $20,000, payroll and related costs of $12,000, taxes and licenses expense of $3,225, and other selling, general, and administrative expenses of $16,112. The decrease was primarily due to an increase in other selling, general, and administrative expenses and director compensation for the three months December 31, 2021, when compared with the three months ended December 31, 2022.

Consulting Expense

Consulting expense for the three months ended December 31, 2022 was $10,000 all of which was stock-based compensation, as we issued 500,000 shares of our common stock to outside consultants as payment for services rendered. Consulting expense for the three months ended December 31, 2021 was $133,000, all of which was stock-based compensation, $120,000 for the 6,000,000 common shares we issued to outside consultants, and the other $13,000 for the 650,000 common shares we issued in exchange for investor relations services.

Amortization of Debt Discount

Amortization of debt discounts for the three months ended December 31, 2022, was $7,562 a decrease of $40,138 compared to amortization of debt discounts of $47,700 during the three months ended December 31, 2021. This decrease was primarily due to the Company having less convertible debt with outstanding discounts during the three months ended December 31, 2022.

Other Income

Other income for the three months ended December 31, 2022, was $342, a decrease of $261 compared to other income of $603 for the three months ended December 31, 2021.  Revenue decreased as a result of a decrease in the market price for oil and natural gas.

Interest Expense

Interest expense for the three months ended December 31, 2022, was $3,690 an increase of $2,690 compared to interest expense of $1,000 for the three months ended December 31, 2021. This increase was primarily due to more convertible debt being outstanding during the three months ended December 31, 2022.

Net Loss

For the reasons stated above, our net loss for the three months ended December 31, 2022, was $41,055, compared to a net loss of $238,283 during the three months ended December 31, 2021.

Liquidity and Capital Resources

Going Concern

We are in need of additional cash resources to maintain our operations. As of December 31, 2022, the Company had a working capital deficit of $520,884 and has incurred losses since inception of $34,424,903. These factors raise substantial doubt about its ability to continue as a going concern. The Company’s ability to continue as a going concern is dependent on its ability to raise additional capital or obtain necessary debt financing. The Company is presently dependent on its controlling shareholder to provide us with funding for its daily operation and expenses, including professional fees and fees charged by regulators, although he is under no obligation to do so. Our auditors express substantial doubt about our ability to continue as a going concern.

The Company intends to meet the cash requirements for the next 12 months from the issuance date of this report through a combination of debt and equity financing by way of private placements, friends, family and business associates. The Company currently does not have any arrangements in place to complete any private placement financings and there is no assurance that the Company will be successful in completing any such financings on terms that will be acceptable to it.

If we do not have sufficient working capital to pay our operating costs for the next 12 months, we will require additional funds to pay our legal, accounting and other fees associated with our Company and our filing obligations under United States federal securities laws, as well as to pay our other accounts payable generated in the ordinary course of our business. Once these costs are accounted for, we will focus on assembling a portfolio of early-stage EV Battery Technologies developed by Universities in Norway, Sweden and Finland.

Any failure to raise money will have the effect of delaying the timeframes in the business plan as set forth above, and the Company may have to push back the dates of such activities.

The financial statements have been prepared on a going concern basis which assumes the Company will be able to realize its assets and discharge its liabilities in the normal course of business for the foreseeable future. The Company has incurred losses and further losses are anticipated as a result of the development of business which raises substantial doubt about the Company’s ability to continue as a going concern within the next twelve months from the issuance date of this report.  The ability to continue as a going concern is dependent upon the Company generating profitable operations in the future and/or obtaining financing necessary to meet the Company’s obligations and repay its liabilities arising from normal business operations when they come due. Management intends to finance operating costs over the next twelve months with existing cash on hand and loans from directors and/or private placement of the Company’s common stock.

Our cash and cash equivalents were $27,980 on December 31, 2022, compared to $48,534 on March 31, 2022. We met our liquidity needs through the issuance of our common stock and notes payable for cash and from the revenue derived from our oil and gas operations.

We need to raise additional capital during the fiscal year, but currently have not acquired sufficient additional funding. Our ability to continue operations as a going concern is highly dependent upon our ability to obtain immediate additional financing, which can’t be guaranteed. Unless additional funding is obtained, it is highly unlikely that we can continue to operate. There is no assurance that even with adequate financing or combined operations, we will generate revenues and be profitable.

Operating activities

Net cash used by operating activities for the nine months ended December 31, 2022, was $75,221, compared to $18,158 used in the nine months ended December 31, 2021.

Financing activities

Our financing activities for the nine months ended December 31, 2022, provided cash of $54,667 as compared to $40,636 for the nine months ended December 31, 2021. We received $158,000 from a related party, as well as $42,903 from the issuance of common stock. We plan to raise additional capital during the coming fiscal year. Cash generated by financing activities for the nine months ended December 31, 2021, consisted of $55,000 received from the issuance of common stock, as well as $500 from a related party.

Basis of Presentation

The accompanying consolidated financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United Stated of America (“U.S. GAAP”) for financial information.

Use of Estimates

The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Specifically, such estimates were made by the Company for the valuation of derivative liability, stock compensation and beneficial conversion feature expenses. Actual results could differ from those estimates.

Financial Instruments

Pursuant to ASC Topic 820, Fair Value Measurements, an entity is required to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. ASC 820 establishes a fair value hierarchy based on the level of independent, objective evidence surrounding the inputs used to measure fair value. A financial instrument’s categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement. ASC 820 prioritizes the inputs into three levels that may be used to measure fair value:

Level 1 applies to assets or liabilities for which there are quoted prices in active markets for identical assets or liabilities.

Level 2 applies to assets or liabilities for which there are inputs other than quoted prices that are observable for the asset or liability such as quoted prices for similar assets or liabilities in active markets: quoted prices for identical assets or liabilities in markets with insufficient volume or infrequent transactions (less active markets); or model-derived valuations in which significant inputs are observable or can be derived principally from, or corroborated by, observable market data.

Level 3 applies to assets or liabilities for which there are unobservable inputs to the valuation methodology that are significant to the measurement of the fair value of the assets or liabilities.

Net Loss Per Share

Basic net loss per share is computed by dividing the net loss attributable to common stockholders by the weighted average number of shares of common stock outstanding during the period. Diluted loss per share gives the effect to all dilutive potential common shares outstanding during the period, including stock options, warrants and convertible instruments. Diluted net loss per share excludes all potentially issuable shares if their effect is anti-dilutive. Because the effect of the Company’s dilutive securities is anti-dilutive, diluted net loss per share is the same as basic loss per share for the periods presented. The amount of shares excluded from diluted net loss per share due to their anti-dilutive nature during the years ended March 31, 2022 and March 31, 2021 was 52,975,929 and 37,548,007, respectively. The amount of shares excluded from diluted net loss per share due to their anti-dilutive nature during the nine months ended December 31, 2022 and December 31, 2021 was 60,843,698 and 50,109,481, respectively. The amount of shares excluded from diluted net loss per share due to their anti-dilutive nature during the three months ended December 31, 2022 and December 31, 2021 was 61,673,820 and 55,638,178, respectively. The source of all the previously referenced anti-dilutive shares is convertible preferred shares, specifically Series A preferred shares which can be converted into common shares which after their conversion, would be equal to 51% of the issued and outstanding common stock following the moment of conversion. Furthermore, no preferred dividends were accrued or paid during the years ended March 31, 2022, and 2021, then preferred dividends had no effect on income available to common stock holders in computing basic earnings per share. There were no outstanding dividends on our Series A or Series B Preferred Stock as of March 31, 2021, and March 31, 2022. There were no outstanding dividends on our Series A or Series B Preferred Stock as of December 31, 2021, and December 31, 2022. The tables below present the computation of basic and diluted earnings per shares for the years ended March 31, 2022, and 2021, and the nine and three months ended December 31, 2022 and 2021:

	For the Year ended March 31, 2022	For the Year ended March 31, 2021
Numerator:
Net Loss	$(290,458)	$(341,599)
Denominator:
Weighted average common shares Outstanding - basic	42,825,461	31,262,293
Dilutive common stock equivalents	—	—
Weighted average common shares Outstanding - diluted	42,825,461	31,262,293

	For the Nine Months ended December 31, 2022	For the Nine Months ended December 31, 2021
Numerator:
Net Loss	$(118,911)	$(181,751)
Denominator:
Weighted average common shares Outstanding - basic	52,479,244	40,572,517
Dilutive common stock equivalents	—	—
Weighted average common shares Outstanding - diluted	52,479,244	40,572,517

	For the Three Months ended December 31, 2022	For the Three Months ended December 31, 2021
Numerator:
Net Loss	$(41,055)	$(238,283)
Denominator:
Weighted average common shares Outstanding - basic	53,309,366	46,101,214
Dilutive common stock equivalents	—	—
Weighted average common shares Outstanding - diluted	53,309,366	46,101,214

Recently Adopted Accounting Pronouncements

The Company has implemented all new accounting pronouncements that are in effect and that may impact its financial statements and does not believe that there are any other new pronouncements that have been issued that might have a material impact on its financial position or results of operations.

Debt Issuance Cost

Debt issuance costs incurred in connection with the issuance of debt are capitalized and amortized to interest expense over the term of the debt using the effective interest method. The unamortized amount is presented as a reduction of debt on the balance sheet.

In August 2020, the FASB issued ASU No. 2020-06, Debt - Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging - Contracts in Entity’s Own Equity (Subtopic 815-40) (“ASU 2020-06”). ASU 2020-06 simplifies the accounting for convertible debt instruments and convertible preferred stock by removing the existing guidance in ASC 470-20 that requires entities to account for beneficial conversion features and cash conversion features in equity, separately from the host convertible debt or preferred stock. Two methods of transition were permitted upon adoption: full retrospective and modified retrospective. The Company has yet to adopt ASC 2020-06, however, the Company’s auditors have recommended that the Company adopt ASC 2020-06 as of April 1, 2023. The accounting impact will be a reclassification from Additional Paid-In Capital to Retained Earnings. The Company plans to adopt ASC 2020-06 as of April 1, 2023.

Income Taxes

Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets, including tax loss and credit carry forwards, and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Deferred income tax expense represents the change during the period in the deferred tax assets and deferred tax liabilities. The components of the deferred tax assets and liabilities are individually classified as current and non-current based on their characteristics. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.

On December 18, 2019, the FASB issued ASU 2019-12 which modifies ASC 740 to simplify the accounting for income taxes. The ASU’s amendments are based on changes that were suggested by stakeholders as part of the FASB’s simplification initiative (i.e., the Board’s effort to reduce the complexity of accounting standards while maintaining or enhancing the helpfulness of information provided to financial statement users).

ASC 740-10-25, “Accounting for Uncertainty in Income Taxes”, is intended to clarify the accounting for uncertainty in income taxes recognized in a company’s financial statements and prescribes the recognition and measurement of a tax position taken or expected to be taken in a tax return. ASC 740-10-25 also provides guidance on recognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. Under ASC 740-10-25, evaluation of a tax position is a two-step process. The first step is to determine whether it is more likely than not that a tax position will be sustained upon examination, including the resolution of any related appeals or litigation based on the technical merits of that position. The second step is to measure a tax position that meets the more-likely-than-not threshold to determine the amount of benefit to be recognized in the financial statements. A tax position is the measure at the largest amount of benefit that is greater than 50 percent likely of being realized upon ultimate settlement. Tax positions that previously failed to meet the more-likely-than-not recognition threshold should be recognized in the first subsequent period in which the threshold is met. Previously recognized tax positions that no longer meet the more-likely-than-not criteria should be de-recognized in the first subsequent financial reporting period in which the threshold is no longer met.

Beneficial Conversion Feature

The Company measures its convertible debt using a nondetachable conversion feature known as a beneficial conversion feature, or BCF. A convertible instrument contains a BCF when the conversion price is less than the fair value of the shares into which the instrument is convertible at the commitment date. From time to time, the Company may issue convertible notes that may contain a beneficial conversion feature. A beneficial conversion feature exists on the date a convertible note is issued when the fair value of the underlying common stock to which the note is convertible into is in excess of the remaining unallocated proceeds of the note after first considering the allocation of a portion of the note proceeds to the fair value of the warrants, if related warrants have been granted. The intrinsic value of the beneficial conversion feature is recorded as a debt discount with a corresponding amount to additional paid-in capital. The debt discount is amortized to interest expense over the life of the note using the effective interest method.

Debt Issuance Cost

Debt issuance costs incurred in connection with the issuance of debt are capitalized and amortized to interest expense over the term of the debt using the effective interest method. The unamortized amount is presented as a reduction of debt on the balance sheet.

In August 2020, the FASB issued ASU No. 2020-06, Debt - Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging - Contracts in Entity’s Own Equity (Subtopic 815-40) (“ASU 2020-06”). ASU 2020-06 simplifies the accounting for convertible debt instruments and convertible preferred stock by removing the existing guidance in ASC 470-20 that requires entities to account for beneficial conversion features and cash conversion features in equity, separately from the host convertible debt or preferred stock. Two methods of transition were permitted upon adoption: full retrospective and modified retrospective. The Company has yet to adopt ASC 2020-06, however, the Company’s auditors have recommended that the Company adopt ASC 2020-06 as of April 1, 2023. The accounting impact will be a reclassification from Additional Paid-In Capital to Retained Earnings. The Company plans to adopt ASC 2020-06 as of April 1, 2023.

GOING CONCERN

The accompanying financial statements have been prepared on a going concern basis which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. As shown in the financial statements, the Company has incurred recurring net losses since its inception and has raised limited capital. The Company had a net loss of $290,458 and $341,599 for the fiscal years ended March 31, 2022 and March 31, 2021, respectively. The Company's accumulated deficit was $34,305,992 and $34,015,534 as of March 31, 2022, and March 31, 2021, respectively. These factors raise substantial doubt regarding the Company’s ability to continue as a going concern. The financial statements do not include any adjustment relating to the recoverability and classification of liabilities that might be necessary should the Company be unable to continue as a going concern. The Company is taking certain steps to provide the necessary capital to continue its operations. These steps include but are not limited to: 1) focus on our new business model and 2) raising equity or debt financing. During the Company audit of the fiscal years ended March 31, 2022 and 2021, the Company’s auditor expressed substantial doubt about the Company's ability to continue as a going concern.

Item 3. Properties.

Our corporate office is located at 310 Fourth Avenue South, Suite 700, Minneapolis, MN 55415. This office space is leased from an unaffiliated third party on a month-to-month lease, for a monthly rental of $1,200.

Item 4. Security Ownership of Certain Beneficial Owners and Management.

Title of Class	Name and address of Beneficial Owner	Amount of shares owned	Nature of beneficial ownership	Percent of class
Series A Preferred	Kent Rodriguez Minneapolis, MN	100	Director/President	100%
Common	Kent Rodriguez Minneapolis, MN	4,367	Director/President	.01%
Common	Douglas Barton Minneapolis, MN	760,667	Independent Director	1.46%
Common	Rene Haeusler Minneapolis, MN	780,000	Independent Director	1.49%
Common	Recon Technology LTD Beijing, China	2,800,000	Owner of more than 5%	5.36%

As of March 31, 2022 and March 31, 2021, the related party payables of $94,528 and $78,050, respectively, were all due to the Company’s CEO Kent Rodriguez.

Item 5. Directors and Executive Officers.

Kent Rodriguez Director, President, Treasurer, Secretary, Age 66, director until March 31, 2025

Mr. Rodriguez joined the Company as Chief Executive Officer, Secretary, and Principal Financial Officer in May 2009. Since 1995, he has been the Managing Partner of Weyer Capital Partners, a Minneapolis-based venture capital corporation. He has a B.A. degree in Geology from Carleton College, and an Executive MBA from the Harvard Business School. Mr. Rodriguez is the related party who has provided funds to the Company, which are owed back to him and can be found within the Balance Sheets and footnotes referenced throughout this filing as related party payables. Mr. Rodriguez has been elected to serve as director of the Company until March 31, 2025.

Douglas Barton Independent Director, Age 78, director until March 31, 2025

Mr. Barton has served as a Director of the Company since May 2009. From 1987 to the present, he has been the President and sole owner of Venture Communications, Inc., a private promotion, development, and marketing consulting firm. He has a B.S. degree in Economics/History from the University of Minnesota. Mr. Barton has been elected to serve as Director of the Company until March 31, 2025.

Rene Haeusler Independent Director, Age 68, director until March 31, 2025

Mr. Häusler has served as a Director of the Company since August 2010.  He is a Political and Business Consultant, is Chairman of the Board and Managing Director of all companies of the L’Avenir Group.  He also serves as Chairman of the Board of  Bowl Construction A , Vice Chairman of the Board of CannSol Holding AG, member of the Board of Directors of T-Conseils in Liechtenstein and Switzerland. Mr. Häusler has a Master’s degree in History, Political Science, and Constitutional Law from the University of Zurich/Switzerland. He organizes and hosts Luncheon-Presentations for companies of various branches (Mining, Biotechnology, Fintech a.s.o.). Mr. Haeusler has been elected to serve as director of the Company until March 31, 2025.

The following table illustrates compensation accrued to director during the most recently ended fiscal year:

Name	Fees earned or paid in cash ($) (Wages Earned and Accrued)	Stock awards ($)	Option awards ($)	Non-equity incentive compensation plan ($)	Nonqualified deferred compensation earnings ($)	All other compensation ($)	Total ($)
Kent Rodriguez	$48,000	-	-	-	-	-	$48,000
Douglas Barton	-	$10,000	-	-	-	-	$10,000
Rene Haeusler	-	$10,000	-	-	-	-	$10,000

Item 6. Executive Compensation.

On an annual basis the company accrues $48,000 of wages payable, $4,000 monthly, to its CEO Kent Rodriguez. On April 1, 2020, the Company entered into an employment agreement with its CEO which designates monthly payments due to CEO Kent Rodriguez in the amount of $4,000 each month. This agreement shall continue for four years until March 31, 2024.

The following table illustrates compensation accrued to the executive team during the most recently ended fiscal year:

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock awards ($)	Option awards ($)	Nonequity incentive plan compensation ($)	Nonqualified deferred compensation earnings ($)	All other compensation ($)	Total ($)
Kent Rodriguez, CEO	Fiscal Year ended March 31, 2022	$48,000	-	-	-	-	-	-	$48,000

Item 7. Certain Relationships and Related Transactions, and Director Independence.

The Company had a related party payable of $94,528 and $78,050 outstanding as of the fiscal years ended March 31, 2022, and March 31, 2021, respectively. These amounts consist of funds contributed by Kent Rodriguez for the purpose of providing financing during periods of low or negative cashflow in order to cover essential costs of continuing operations, as well as funds payable to management as compensation. On an annual basis the company accrues $48,000 of wages payable, $4,000 monthly, to its CEO Kent Rodriguez. On April 1, 2020, the Company entered into an employment agreement with its CEO which designates monthly payments due to CEO Kent Rodrigues in the amount of $4,000 each month. This agreement shall continue for four years until March 31, 2024. These payables accrue no interest and have no maturity date.

On December 2, 2021, we formed two Wyoming Corporations, Biotrex, Inc., and Maxidyne, Inc.

Item 8. Legal Proceedings.

None.

Item 9. Market Price of and Dividends on the Registrant’s Common Equity and Related Stockholder Matters.

Our common stock is currently quoted on the OTC market "Pink Sheets" under the symbol GRVE. For the periods indicated, the following table sets forth the high and low bid prices per share of common stock. The below prices represent inter-dealer quotations without retail markup, markdown, or commission and may not necessarily represent actual transactions.

Period	High	Low
Quarter ended June 2022	.038	.038
Quarter ended March 2022	.068	.060
Quarter ended Dec 2021	.030	.030
Quarter ended Sep 2021	.055	.055
Quarter ended June 2021	.067	.067
Quarter ended March 2021	.068	.068
Quarter ended Dec 2020	.080	.073
Quarter ended Sep 2020	.079	.065

Dividends

Holders of common stock are entitled to dividends when, as, and if declared by the Board of Directors, out of funds legally available therefore. We have never declared cash dividends on its common stock and our Board of Directors does not anticipate paying cash dividends in the foreseeable future as it intends to retain future earnings to finance the growth of our businesses. There are no restrictions in our articles of incorporation or bylaws that restrict us from declaring dividends.

Securities Authorized for Issuance Under Equity Compensation Plans

No equity compensation plan or agreements under which our common stock is authorized for issuance has been adopted during the fiscal years ended March 30, 2021 and 2022.

Item 10. Recent Sales of Unregistered Securities.

The Company is authorized to issue 200,000,000 shares of Common Stock, with a par value of $0.001.

On September 18, 2020, the Company issued 500,000 shares of common stock in exchange for consulting services. These shares were issued with a value of $0.05 per share.

On October 14, 2020, the Company issued 1,000,000 shares of common stock in exchange for $49,000 received.

On October 15, 2020, the Company issued 1,000,000 shares of common stock in exchange for consulting services. These shares were issued with a value of $0.05 per share.

On October 20, 2020, the Company issued 250,000 shares of common stock in exchange for consulting services. These shares were issued with a value of $0.05 per share.

On October 22, 2020, the Company issued 500,000 shares of common stock in exchange for consulting services. These shares were issued with a value of $0.05 per share.

On January 1, 2021, the Company issued 250,000 shares of common stock in exchange for consulting services. These shares were issued with a value of $0.05 per share.

On February 23, 2021, the Company issued 200,000 shares of common stock in exchange for consulting services. These shares were issued with a value of $0.05 per share.

On March 9, 2021, the Company issued 1,500,000 shares of common stock in exchange for bookkeeping services. These shares were issued with a value of $0.05 per share.

On March 10, 2021, the Company issued 100,000 shares of common stock in exchange for consulting services. These shares were issued with a value of $0.05 per share.

On March 10, 2021, the Company issued 100,000 shares of common stock in exchange for consulting services. These shares were issued with a value of $0.05 per share.

On March 10, 2021, the Company issued 1,000,000 shares of common stock in exchange for consulting services. These shares were issued with a value of $0.05 per share.

On March 10, 2021, the Company issued 2,000,000 shares of common stock in exchange for $97,965 received.

Per agreements dated August 5, 2021, the Company issued 6,000,000 shares of common stock, 2,000,000 each to three different parties, in exchange for consulting services. These shares were issued with a value of $0.02 per share. These issuances were pertaining to the July 23, 2021 convertible note specified in the previous paragraph.

On September 21, 2021, the Company issued 500,000 shares of common stock in exchange for $10,000 received.

On October 12, 2021, the Company issued 500,000 shares of common stock as compensation for services provided by a director of the Company, as well as a $50 capital contribution received. These shares were issued with a value of $0.02 per share.

On October 12, 2021, the Company issued 500,000 shares of common stock as compensation for services provided by a director of the Company. These shares were issued with a value of $0.02 per share.

On October 27, 2021, the Company issued 500,000 shares of common stock in exchange for $10,000 received.

On November 1, 2021, the Company issued 1,000,000 shares of common stock per a Settlement and Release agreement. These shares were issued with a value of $0.02 per share.

On November 4, 2021, the Company issued 500,000 shares of common stock in exchange for $10,000 received.

On December 21, 2021, the Company issued 650,000 shares of common stock in exchange for consulting services. These shares were issued with a value of $0.02 per share.

On December 30, 2021, the Company issued 1,250,000 shares of common stock in exchange for $25,000 received.

On March 22, 2022, the Company committed 500,000 shares of common stock to be issued, 250,000 each to two separate parties, in exchange for $10,000 received, $5,000 from each party.

On March 23, 2022, the Company committed 2,500,000 shares of common stock to be issued in exchange for $40,000 received.

On October 4, 2022, the Company issued 150,000 shares of common stock in exchange for $3,000 received.

On October 4, 2022, the Company issued 250,000 shares of common stock in exchange for $4,963 received.

On December 1, 2022, the Company issued 500,000 shares of common stock in exchange for consulting services. These shares were issued with an approximate value of $0.0598 per share, based on the fair market value as of their date of issuance.

On December 1, 2022, the Company issued 1,500,000 shares of common stock to three different parties in the amounts of 1,000,000, 250,000, and 250,000, in exchange for $29,970 received.

On December 1, 2022, the Company issued 250,000 shares of common stock in exchange for $4,970 received.

On January 31, 2023, The Company and Westworld Financial Capital, LLC, agreed to convert the $50,000 Convertible Promissory Note dated October 21, 2021, and all accrued interest to 2,750,000 shares of the Company’s Common Stock.

On January 31, 2023, The Company agreed to issue Benjamin Steele 50,000 shares of its Common Stock to maintain the Company’s website and social media presence.

Item 11. Description of Registrant’s Securities to be Registered.

Common Stock

As of the date of this Form 10 Information Statement, the Company had 57,643,062 shares of common stock issued and outstanding. The Company’s transfer agent is EQ Shareowner Services, Inc.

Our Certificate of Incorporation authorizes the issuance of 200,000,000 shares of common stock, par value $0.001 per share. Our holders of shares of common stock are entitled to one vote for each share on all matters to be voted on by the shareholders. Holders of common stock do not have cumulative voting rights. Holders of common stock are entitled to share ratably in dividends, if any, as may be declared from time to time by the Board of Directors in its discretion from legally available funds. In the event of a liquidation, dissolution or winding up of the Company, the holders of common stock are entitled to share pro rata all assets remaining after payment in full of all liabilities. Holders of common stock have no preemptive rights to purchase the Company's common stock. There are no conversion or redemption rights or sinking fund provisions with respect to the common stock.

Series A Convertible Preferred Stock Issued to Related Party

The Company is authorized to issue 1,000,000 shares of preferred stock, par value $0.10 per share. The 100 shares of Series A Convertible Preferred Stock Issued to Related Party (“Series A Convertible Preferred Stock”) were issued on June 3, 2002 as payment for $500,000 in promissory notes, are convertible into the number of shares of common stock sufficient to represent fifty-one percent (51%) of the fully diluted shares outstanding after their issuance The holder of these shares of Series A Convertible Preferred Stock is our President, Kent Rodriguez. The Series A Convertible Preferred Stock pays an eight percent (8%) dividend. The dividends are cumulative and payable quarterly. The Series A Convertible Preferred Stock carries liquidating preference, over all other classes of stock, equal to the amount paid for the stock plus any unpaid dividends. Currently the value of the liquidation preference is $500,000 the amount of debt that the related party converted into the preferred stock. If this Preferred Stock were to be redeemed by the holder, it would result in an aggregate of the $500,000 liquidation preference, on a per share basis, this would equal $5,000 per share. The Company and Series A Preferred Holder have agreed to forgive all accrued interest and arrearages in preferred share dividends of Series A Preferred Stock through March 31, 2023. The Series A Convertible Preferred Stock provides voting rights on an "as converted to common stock" basis. On January 12, 2018, our Board of Directors agreed to amend Designation of the Series A Convertible Preferred Stock be amended by changing the ratio for conversion, in Article IV, subparagraph (a), from 0.4% to 0.51% so that upon conversion the number of shares of common stock to be exchanged shall equal 51% of then issued and outstanding common stock. In addition, on January 12, 2018, the Company and the Series A Holder agreed to forgive all accrued interest to date on the Series A, and to pause any accruals until April 1, 2023.

Series B Preferred Stock

In March, 2013, our Board of Directors authorized the issuance of 2,000 shares of Series B Preferred Stock, (the "Series B Preferred Stock"). There are 1,983 shares issued and outstanding of Series B Preferred Stock.

The Series B Preferred Stock accrues dividends at the rate of 9% per annum on the original purchase price for the shares. These dividends are payable annually, beginning in January 2014. We are prohibited from paying any dividends on our Common Stock until all accrued dividends are paid on our Series B Preferred Stock. All accrued interest on the Series B has been settled through March 31, 2023, and none currently remains outstanding. Furthermore, no interest will begin to accrue on the Series B Preferred Stock until April 1, 2023. The Series B Preferred Stock ranks junior to the Series A Convertible Preferred Stock owned by our President and Chief Executive Officer, as to Dividends and to a distribution of assets in the event of a liquidation of assets.

The Holders of Series B Preferred Stock do not have any voting rights and their consent is not required to take any sort of corporate action.

Item 12. Indemnification of Directors and Officers.

Our articles of incorporation, by-laws and director indemnification agreements provide that each person who was or is made a party or is threatened to be made a party to or is otherwise involved (including, without limitation, as a witness) in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director or an officer of the Company or, in the case of a director, is or was serving at our request as a director, officer, or trustee of another corporation, or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, whether the basis of such proceeding is alleged action in an official capacity as a director, officer or trustee or in any other capacity while serving as a director, officer or trustee, shall be indemnified and held harmless by us to the fullest extent authorized by the Nevada General Corporation Law against all expense, liability and loss reasonably incurred or suffered by such.

Section 145 of the Nevada General Corporation Law permits a corporation to indemnify any director or officer of the corporation against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any action, suit or proceeding brought by reason of the fact that such person is or was a director or officer of the corporation, if such person acted in good faith and in a manner that he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, if he or she had no reason to believe his or her conduct was unlawful. In a derivative action, (i.e., one brought by or on behalf of the corporation), indemnification may be provided only for expenses actually and reasonably incurred by any director or officer in connection with the defense or settlement of such an action or suit if such person acted in good faith and in a manner that he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be provided if such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine that the defendant is fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

Pursuant to Nevada Revised Statutes 78.138(7), Article Seven of our articles of incorporation eliminates the liability of a director to us for monetary damages for such a breach of fiduciary duty as a director, except for liabilities arising:

1)	A director’s or officer’s act or failure to act constituted a breach of his or her fiduciary duties as a director or officer; and

2)	Such breach involved intentional misconduct, fraud or a knowing violation of law.

Item 13. Financial Statements and Supplementary Data.

Not applicable to a Smaller Reporting Company per CFR § 229.302.

Item 14. Changes in and Disagreements with Accountants on Accounting and Financial Disclosure.

None.

Item 15. Financial Statements and Exhibits.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders, Groove Botanicals, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Groove Botanicals, Inc. (the "Company") as of March 31, 2022 and 2021, the related statements of operations, stockholders' equity (deficit), and cash flows for the years then ended, and the related notes (collectively referred to as the "consolidated financial statements"). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of March 31, 2022 and 2021, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States.

Going Concern Matter

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the consolidated financial statements, the Company’s significant operating losses raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's consolidated financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) ("PCAOB") and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audit provides a reasonable basis for our opinion.

Critical Audit Matters

Critical audit matters are matters arising from the current period audit of the consolidated financial statements that were communicated or required to be communicated to the board of directors and that: (1) relate to accounts or disclosures that are material to the consolidated financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which they relate. We determined that there are no critical audit matters.

/s/ TAAD LLP.

We have served as the Company’s auditor since 2021.

Diamond Bar, California
April 12, 2023

Groove Botanicals, Inc.
Consolidated Balance Sheets

	March 31, 2022	March 31, 2021
ASSETS
Current Assets:
Cash	$48,534	$7,911
Accounts Receivable	251	—
Prepaid Expenses	—	50,000
Total Current Assets	48,785	57,911
TOTAL ASSETS	$48,785	$57,911

LIABILITIES & STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts Payable and Accrued Liabilities	$45,592	$36,092
Interest Payable	7,900	69,301
Related Party Payable	94,528	78,050
Convertible Notes Payable	164,774	182,849
Derivative Liability	95,576	214,146
Contingent Liability	95,350	—
Total Current Liabilities	503,720	580,438
Total Liabilities	503,720	580,438

Stockholders' Equity
Preferred Stock, Series A, $0.10 par value, 100 shares authorized; 100 shares issued and outstanding as of March 31, 2022, and March 31, 2021, respectively	10	10
Preferred Stock, Series B, $0.10 par value, 2,000 shares authorized; 1,983 shares issued and outstanding as of March 31, 2022, and March 31, 2021, respectively	198	198
Common Stock, $0.001 par value, 200,000,000 shares authorized; 49,193,062 and 37,793,062 shares issued and outstanding as of March 31, 2022 and March 31, 2021, respectively	49,193	37,793
Common Stock to be Issued	3,000	—
Additional paid-in capital	33,798,656	33,455,006
Accumulated deficit	(34,305,992)	(34,015,534)
Total stockholder's equity	(454,935)	(522,527)
TOTAL LIABILITIES AND STOCKHOLDER'S DEFICIT	$48,785	$57,911

The accompanying notes are an integral part of these consolidated financial statements.

Groove Botanicals, Inc.
Consolidated Statements of Operations

	For the Years Ended March 31,
	2022	2021

Expenses:
Selling, General and Administrative Expenses	$111,613	$59,146
Rent	14,400	17,066
Bank Service Charges	823	380
Legal and Professional Expenses	96,607	55,343
Consulting Expense	193,000	270,000
Total operating expenses	416,443	401,935

Operating loss	(416,443)	(401,935)

Other Income (Expense)
Amortization of Debt Discount	(139,999)	(2,849)
Change in Derivative Liability	261,770	148,361
Gain on Settlement of Debt	52,458	—
Settlement Expense	—	(70,000)
EIDL Grant Income	—	2,000
Interest Income (Expense)	(56,532)	(19,511)
Miscellaneous Other Income (Expense)	8,288	2,335
Total Other Income (Expense)	125,985	60,336

Net Loss	$(290,458)	$(341,599)

Basic loss per common share	$(0.01)	$(0.01)

Diluted loss per common share	$(0.01)	$(0.01)

Weighted average common shares outstanding - Basic	42,825,461	31,262,293

Weighted average common shares outstanding - Diluted	42,825,461	31,262,293

The accompanying notes are an integral part of these consolidated financial statements.

Groove Botanicals, Inc.
Consolidated Statements of Stockholders' Equity
For the Years Ended March 31, 2022, 2021, and 2020

	Series A Preferred Stock		Series B Preferred Stock		Common Stock		Common Stock to be Issued		Additional Paid In Capital	Accumulated Deficit	Total
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Amount	Amount	Amount
Balance, March 31, 2019	100	$10	1,983	$198	29,393,062	$29,393	—	$—	$33,003,441	$(33,530,940)	$(497,898)
Net Loss	—	—	—	—	—	—	—	—	—	(142,995)	(142,995)
Balance, March 31, 2020	100	$10	1,983	$198	29,393,062	$29,393	—	$—	$33,003,441	$(33,673,935)	$(640,893)
Balance, March 31, 2020	100	$10	1,983	$198	29,393,062	$29,393	—	$—	$33,003,441	$(33,673,935)	$(640,893)
Issuance of stock for services	—	—	—	—	5,400,000	5,400	—	—	264,600	—	270,000
Issuance of stock per subscription	—	—	—	—	3,000,000	3,000	—	—	146,965	—	149,965
Beneficial Conversion Feature	—	—	—	—	—	—	—	—	40,000	—	40,000
Net Loss	—	—	—	—	—	—	—	—	—	(341,599)	(341,599)
Balance, March 31, 2021	100	$10	1,983	$198	37,793,062	$37,793	—	$—	$33,455,006	$(34,015,534)	$(522,527)
Balance, March 31, 2021	100	$10	1,983	$198	37,793,062	$37,793	—	$—	$33,455,006	$(34,015,534)	$(522,527)
Issuance of Stock for Director Compensation	—	—	—	—	1,000,000	1,000	—	—	19,000	—	20,000
Issuance of Stock for Outside Services	—	—	—	—	6,650,000	6,650	—	—	126,350	—	133,000
Issuance of Stock for Settlement	—	—	—	—	1,000,000	1,000	—	—	19,000	—	20,000
Issuance of Stock per Subscription	—	—	—	—	2,750,000	2,750	—	—	52,300	—	55,050
Beneficial Conversion Feature	—	—	—	—	—	—	—	—	80,000	—	80,000
Common Stock to be Issued	—	—	—	—	—	—	3,000,000	3,000	47,000	—	50,000
Net Loss	—	—	—	—	—	—	—	—	—	(290,458)	(290,458)
Balance, March 31, 2022	100	$10	1,983	$198	49,193,062	$49,193	3,000,000	$3,000	$33,798,656	$(34,305,992)	$(454,935)

The accompanying notes are an integral part of these consolidated financial statements.

Groove Botanicals, Inc.
Consolidated Statements of Cash Flows

	For the Years Ended March 31,
	2022	2021
Cash Flow From Operating Activities
Net Loss	$(290,458)	$(341,599)
Adjustments to reconcile net loss to net cash used in operating activities:
Adjustment for Grant Proceeds	—	(2,000)
Stock Issued for Director Compensation	20,000	—
Stock Issued for Outside Services	133,000	270,000
Stock Issued for Settlement	20,000	—
Convertible Debt Issued for Services	105,000	—
Beneficial Conversion Feature	80,000	40,000
Amortization of Debt Discount	139,999	2,849
Change in Derivative Liability	(261,770)	(148,361)
Effect of Debt Discounts on Derivative Liability	(34,525)	—
Gain on Settlement of Debt	(52,458)	—
Accrued Interest	11,056	19,521
Accrued Expenses	—	18,800
Accrued Payroll	48,000	—
Changes in working capital
Increase in Accounts Receivable	(251)	—
Increase in Accounts Payable and Accrued Liabilities	9,502	4,029
Net Cash Used in Operating Activities	(72,905)	(136,761)

Cash Flow From Investing Activities
Net Cash From Investing Activities	—	—

Cash Flow From Financing Activities
Funds received from Related Party	742	87,750
Funds received from EIDL Grant	—	2,000
Funds distributed to Related Party	(32,264)	(85,400)
Funds received for Issuance of Convertible Debt	50,000	—
Repayment of Outstanding Convertible Debt	(10,000)	(100,000)
Funds received for Issuance of Common Stock	55,050	149,965
Funds received for Common Stock to be Issued	50,000	—
Net Cash From Financing Activities	113,528	54,315

Net Change in Cash	40,623	(82,446)

Cash at Beginning of Period	7,911	90,357

Cash at End of Period	$48,534	$7,911

Net cash paid for:
Interest	$—	$—
Income Taxes	$—	$—

The accompanying notes are an integral part of these consolidated financial statements.

Groove Botanicals, Inc.
Notes to the Consolidated Financial Statements
For the years ended March 31, 2022, and 2021

NOTE 1 - ORGANIZATION AND OPERATIONS

Current Operations

Groove Botanicals (“GRVE” or the “Company” or the “Corporation”), a Nevada corporation, is a publicly quoted independent oil and gas producer.

Corporate History

Groove Botanicals, Inc. (the "Company"), (formerly known as Avalon Oil & Gas, Inc.), was originally incorporated in Colorado in April 1991 under the name Snow Runner (USA), Inc. The Company was the general partner of Snow Runner (USA) Ltd.; a Colorado limited partnership to sell proprietary snow skates under the name "Sled Dogs" which was dissolved in August 1992. In late 1993, the Company relocated its operations to Minnesota and in January 1994 changed our name to Snow Runner, Inc. In November 1994 we changed our name to the Sled Dogs Company.

In May 1999, we changed our state of domicile to Nevada and our name to XDOGS.COM, Inc. On July 31, 1998, the Corporation split their shares One (1) for Fifty-Four (54).

On August 24, 2000, the Corporation split their shares One (1) for Five (5) and changed our name from XDOGS.COM to XDOGS, Inc. We changed our symbol from XDGS to XDGI.

On June 22, 2005, the Corporation changed our name from XDOGS, Inc. to Avalon Oil and Gas, Inc. We changed our symbol from XDGI to AOGS.

On July 22, 2005, the Board of Directors and a majority of the Company's shareholders approved an amendment to our Articles of Incorporation to change the Company's name to Avalon Oil & Gas, Inc., and to increase the authorized number of shares of our common stock from 200,000,000 shares to 1,000,000,000 shares par value of $0.001.

On May 15, 2007, the Corporation split their shares One (1) for Twenty (20). We changed our symbol from AOGS to AOGN.

On June 4, 2012, the Board of Directors approved an amendment to our Articles of Incorporation to a reverse split of the issued and outstanding shares of Common Stock of the Corporation (“Shares”) such that each holder of Shares as of the record date of June 4, 2012 shall receive one (1) post-split Share on the effective date of June 4, 2012 for each three hundred (300) Shares owned. The reverse split was effective on July 23, 2012.

On September 28, 2012, we held a special meeting of Avalon’s shareholders and approved an amendment to the Company’s Articles of Incorporation such that the Company would be authorized to issue up to 200,000,000 shares of common stock. We filed an amendment with the Nevada Secretary of State on April 10, 2013, to increase our authorized shares to 200,000,000.

On July 23, 2012, the Corporation split their shares One (1) for Three Hundred (300).

On May 14, 2018, the Corporation changed our name from Avalon Oil and Gas, Inc., to Groove Botanicals, Inc. We changed our symbol from AOGN to GRVE. The Corporation is not and has never been deemed a shell company (as defined in Rule 12b-2 of the Act).

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying consolidated financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United Stated of America (“U.S. GAAP”) for financial information.

Use of Estimates

The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Specifically, such estimates were made by the Company for the valuation of derivative liability, stock compensation and beneficial conversion feature expenses. Actual results could differ from those estimates.

Financial Instruments

Pursuant to ASC Topic 820, Fair Value Measurements, an entity is required to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. ASC 820 establishes a fair value hierarchy based on the level of independent, objective evidence surrounding the inputs used to measure fair value. A financial instrument’s categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement. ASC 820 prioritizes the inputs into three levels that may be used to measure fair value:

•	Level 1 applies to assets or liabilities for which there are quoted prices in active markets for identical assets or liabilities.
•	Level 2 applies to assets or liabilities for which there are inputs other than quoted prices that are observable for the asset or liability such as quoted prices for similar assets or liabilities in active markets: quoted prices for identical assets or liabilities in markets with insufficient volume or infrequent transactions (less active markets); or model-derived valuations in which significant inputs are observable or can be derived principally from, or corroborated by, observable market data.
•	Level 3 applies to assets or liabilities for which there are unobservable inputs to the valuation methodology that are significant to the measurement of the fair value of the assets or liabilities.

Net Loss Per Share

Basic net loss per share is computed by dividing the net loss attributable to common stockholders by the weighted average number of shares of common stock outstanding during the period. Diluted loss per share gives the effect to all dilutive potential common shares outstanding during the period, including stock options, warrants and convertible instruments. Diluted net loss per share excludes all potentially issuable shares if their effect is anti-dilutive. Because the effect of the Company’s dilutive securities is anti-dilutive, diluted net loss per share is the same as basic loss per share for the periods presented. The amount of shares excluded from diluted net loss per share due to their anti-dilutive nature during the years ended March 31, 2022, and March 31, 2021 was 52,975,929 and 37,548,007, respectively. The source of all the previously referenced anti-dilutive shares is convertible preferred shares, specifically Series A preferred shares which can be converted into common shares which after their conversion, would be equal to 51% of the issued and outstanding common stock following the moment of conversion. Furthermore, on January 12, 2018, our Board of Directors agreed to amend Designation of the Series A Convertible Preferred Stock be amended by changing the ratio for conversion, in Article IV, subparagraph (a), from 0.4% to 0.51% so that upon conversion the number of shares of common stock to be exchanged shall equal 51% of then issued and outstanding common stock. In addition, on January 12, 2018, the Company and the Series A Holder agreed to forgive all accrued interest to date on the Series A, and to pause any accruals until April 1, 2023. Thus, no preferred dividends were accrued or paid during the years ended March 31, 2022, and 2021, then preferred dividends had no effect on income available to common stock holders in computing basic earnings per share. The number of securities that could potentially dilute basic earnings per share in the future which were excluded from the computations of diluted earnings per share because they were antidilutive are approximately 52,975,929.

The table below presents the computation of basic and diluted earnings per shares for the years ended March 31, 2022, and 2021:

	For the year ended March 31, 2022	For the year ended March 31, 2021
Numerator:
Net loss	$(290,458)	$(341,599)
Denominator:
Weighted average common shares outstanding—basic	42,825,461	31,262,293
Dilutive common stock equivalents	—	—
Weighted average common shares outstanding—diluted	42,825,461	31,262,293
Net loss per share:
Basic	$(0.01)	$(0.01)
Diluted	$(0.01)	$(0.01)

Recently Adopted Accounting Pronouncements

The Company has implemented all new accounting pronouncements that are in effect and that may impact its financial statements and does not believe that there are any other new pronouncements that have been issued that might have a material impact on its financial position or results of operations.

Income Taxes

Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets, including tax loss and credit carry forwards, and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Deferred income tax expense represents the change during the period in the deferred tax assets and deferred tax liabilities. The components of the deferred tax assets and liabilities are individually classified as current and non-current based on their characteristics. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.

On December 18, 2019, the FASB issued ASU 2019-12 which modifies ASC 740 to simplify the accounting for income taxes. The ASU’s amendments are based on changes that were suggested by stakeholders as part of the FASB’s simplification initiative (i.e., the Board’s effort to reduce the complexity of accounting standards while maintaining or enhancing the helpfulness of information provided to financial statement users).

ASC 740-10-25, “Accounting for Uncertainty in Income Taxes”, is intended to clarify the accounting for uncertainty in income taxes recognized in a company’s financial statements and prescribes the recognition and measurement of a tax position taken or expected to be taken in a tax return. ASC 740-10-25 also provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosure and transition.

Under ASC 740-10-25, evaluation of a tax position is a two-step process. The first step is to determine whether it is more likely than not that a tax position will be sustained upon examination, including the resolution of any related appeals or litigation based on the technical merits of that position. The second step it to measure a tax position that meets the more-likely-than-not threshold to determine the amount of benefit to be recognized in the financial statements. A tax position is the measure at the largest amount of benefit that is greater than 50 percent likely of being realized upon ultimate settlement.

Tax positions that previously failed to meet the more-likely-than-not recognition threshold should be recognized in the first subsequent period in which the threshold is met. Previously recognized tax positions that no longer meet the more-likely-than-not criteria should be de-recognized in the first subsequent financial reporting period in which the threshold is no longer met.

Beneficial Conversion Feature

The Company measures its convertible debt using a nondetachable conversion feature known as a beneficial conversion feature, or BCF. A convertible instrument contains a BCF when the conversion price is less than the fair value of the shares into which the instrument is convertible at the commitment date. From time to time, the Company may issue convertible notes that may contain a beneficial conversion feature. A beneficial conversion feature exists on the date a convertible note is issued when the fair value of the underlying common stock to which the note is convertible into is in excess of the remaining unallocated proceeds of the note after first considering the allocation of a portion of the note proceeds to the fair value of the warrants, if related warrants have been granted. The intrinsic value of the beneficial conversion feature is recorded as a debt discount with a corresponding amount to additional paid-in capital. The debt discount is amortized to interest expense over the life of the note using the effective interest method.

Debt Issuance Cost

Debt issuance costs incurred in connection with the issuance of debt are capitalized and amortized to interest expense over the term of the debt using the effective interest method. The unamortized amount is presented as a reduction of debt on the balance sheet.

In August 2020, the Financial Accounting Standards Board ("FASB") issued Accounting Standards Update ("ASU") 2020-06-Debt-Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging-Contracts in Entity's Own Equity (Subtopic 815-40)-Accounting For Convertible Instruments and Contracts in an Entity's Own Equity. The ASU simplifies accounting for convertible instruments by removing major separation models required under current GAAP. Consequently, more convertible debt instruments will be reported as a single liability instrument with no separate accounting for embedded conversion features. The ASU removes certain settlement conditions that are required for equity contracts to qualify for the derivative scope exception, which will permit more equity contracts to qualify for it. The ASU also simplifies the diluted net income per share calculation in certain areas. ASU 2020-06 is effective for public business entities that meet the definition of an SEC filer, excluding entities eligible to be smaller reporting companies as defined by the SEC, for fiscal years beginning after December 15, 2021, including interim periods within those fiscal years. For all other entities, the amendments are effective for fiscal years beginning after December 15, 2023, including interim periods within those fiscal years. The Company chose not to adopt ASU 2020-06 for the fiscal year beginning April 1, 2021, so the guidance currently will not have an impact on the Company’s consolidated financial statements.

NOTE 3 - GOING CONCERN

The accompanying financial statements have been prepared on a going concern basis which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. As shown in the financial statements, the Company has incurred recurring net losses since its inception and has raised limited capital. The Company had a net loss of $290,458 and $341,599 for the fiscal years ended March 31, 2022, and March 31, 2021, respectively. The Company's accumulated deficit was $34,305,992 and $34,015,534 as of March 31, 2022, and March 31, 2021, respectively. These factors raise substantial doubt regarding the Company’s ability to continue as a going concern. The financial statements do not include any adjustment relating to the recoverability and classification of liabilities that might be necessary should the Company be unable to continue as a going concern. The Company is taking certain steps to provide the necessary capital to continue its operations. These steps include but are not limited to: 1) focus on our new business model and 2) raising equity or debt financing. Our auditors express substantial doubt about our ability to continue as a going concern.

NOTE 4 – CASH

The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. As of March 31, 2022, the Company’s cash consisted of non-restricted cash, as well as funds held in short-term investments.

NOTE 5 – FAIR VALUE OF FINANCIAL INSTRUMENTS

The Company's financial instruments are cash , accounts receivable, accounts payable, notes payable, notes receivable and their carrying amounts are approximate their fair values based on their short-term nature. The recorded values of notes payable and notes receivable approximate their fair values, as interest approximates market rates. Furthermore, the Company has derivative liabilities, which it considers to be a level 3 liability. For more information on the valuation method used for determining the value of the derivative liability, see Note 11.

The Company follows paragraph 825-10-50-10 of the FASB Accounting Standards Codification for disclosures about fair value of its financial instruments and paragraph 820-10-35-37 of the FASB Accounting Standards Codification (“Paragraph 820-10-35-37”) to measure the fair value of its financial instruments. Paragraph 820-10-35-37 establishes a framework for measuring fair value in generally accepted accounting principles (“GAAP”) and expands disclosures about fair value measurements. To increase consistency and comparability in fair value measurements and related disclosures, Paragraph 820-10-35-37 establishes a fair value hierarchy which prioritizes the inputs to valuation techniques used to measure fair value into three (3) broad levels. The fair value hierarchy gives the highest priority to quoted prices (unadjusted) in active markets for identical assets or liabilities and the lowest priority to unobservable inputs. The three (3) levels of fair value hierarchy defined by Paragraph 820-10-35-37 are described below:

Level 1	Quoted market prices available in active markets for identical assets or liabilities as of the reporting date.
Level 2	Pricing inputs other than quoted prices in active markets included in Level 1, which are either directly or indirectly observable as of the reporting date.
Level 3	Pricing inputs that are generally observable inputs and not corroborated by market data.

Financial assets are considered Level 3 when their fair values are determined using pricing models, discounted cash flow methodologies or similar techniques and at least one significant model assumption or input is unobservable. A slight change in unobservable inputs such as volatility can significantly have a significant impact on the fair value measurement of the derivatives liabilities.

The fair value hierarchy gives the highest priority to quoted prices (unadjusted) in active markets for identical assets or liabilities and the lowest priority to unobservable inputs.  If the inputs used to measure the financial assets and liabilities fall within more than one level described above, the categorization is based on the lowest level input that is significant to the fair value measurement of the instrument.

The carrying amounts of the Company’s financial assets and liabilities, such as cash and accounts payable approximate their fair values because of the short maturity of these instruments.

NOTE 6 – ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

The Company had accounts payable and accrued liabilities of $45,592 and $36,091 outstanding as of the fiscal years ended March 31, 2022, and March 31, 2021, respectively.

NOTE 7 – RELATED PARTY TRANSACTIONS

The Company had a related party payable of $94,528 and $78,050 outstanding as of the fiscal years ended March 31, 2022, and March 31, 2021, respectively. These amounts consist of funds contributed by the management for the purpose of providing financing during periods of low or negative cashflow in order to cover essential costs of continuing operations, as well as funds payable to management as compensation. On an annual basis the company accrues $48,000 of wages payable, $4,000 monthly, to its CEO Kent Rodriguez. On April 1, 2020, the Company entered into an employment agreement with its CEO which designates monthly payments due to CEO Kent Rodrigues in the amount of $4,000 each month. This agreement shall continue for four years until March 31, 2024. These payables accrue no interest and have no maturity date. During the years ended March 31, 2022, and March 31, 2021, related parties imputed interest was $1,890 and $468, respectively.

On December 2, 2021, we formed two Wyoming Corporations, Biotrex, Inc., and Maxidyne, Inc.

NOTE 8 – CONVERTIBLE NOTES PAYABLE

The convertible note payable consists of a $230,000 Convertible Promissory Note issued on January 30, 2018 to a third party in exchange for cash. Beginning on the issuance date of the Note, the outstanding principal balance of this note accrued annual interest at 10%. The note has a maturity date of January 30, 2019. The note was booked with a debt discount of the full principal balance of $230,000, plus an excess amount booked to interest in the amount of $27,957, as of March 31, 2019. As of March 31, 2021, this entire debt discount has been amortized. Additionally, the note has a variable conversion price per share of a 40% discount to lowest trading price of the previous five trading days prior to the conversion date. Subsequently there was a settlement agreement on June 3, 2021, in which the Company recognized an outstanding convertible debt and related contingent liability pertaining to an outstanding settlement in the amounts of approximately $54,650 and $95,350, respectively. This recognition came as part of a settlement agreement reached on June 3, 2021, in which the prior $230,000 convertible note, as well as approximately $72,458 of related interest was settled into a new convertible debt of $54,650, a contingent liability of $95,350, and two cash payments of $50,000 each to the note holder, which were made on July 20, 2020, and March 10, 2021. This transaction resulted in a gain on debt extinguishment of approximately $52,000. The convertible debt portion has no interest accrual and has a variable conversion price per share of a 60% discount to the average of the previous five-day trading closing bid price. There was also an amendment of the settlement agreement on June 3, 2022, both pertaining to this previously referenced Note; more detail disclosed in Subsequent Event Footnote #14.

The convertible note payable also consists of a $40,000 Convertible Promissory Note issued on March 5, 2021 by management to a third party in exchange for professional services. Beginning on the issuance date of this note, the outstanding principal balance of this note shall bear annual interest at 10%, with interest commencing on the sixth month anniversary of the Issuance Date. The note has a maturity date of June 30, 2022. Additionally, the note has a fixed conversion feature of $0.02 per share, and therefore the Convertible Note is measured at the net of Debt Discount, calculated based off its Beneficial Conversion Features. The note was booked with a debt discount of the full principal balance of $40,000. As of March 31, 2022, this entire debt discount has been amortized, with $37,151 and $2,849 being amortized during the years ended March 31, 2022 and March 31, 2021, respectively. This note was settled on January 23, 2023.

On July 23, 2021, the Company issued a convertible promissory note in the amount of $45,000, with an annual interest rate of 8% and a variable conversion price per share of a 40% discount to the average of the previous three-day trading closing bid price, in exchange for professional and legal services to be rendered. The convertible amount is accounted for based off the outstanding principal and related interest pertaining to the portion convertible debt instrument being converted, multiplied by the previously specified conversion rate. Also, as part of this agreement, common stock was granted equal to 14.9% of the outstanding common shares at the time of issuance, and the stock was transferred in three equal parts to affiliates holding the note; this transaction is detailed in the next paragraph. The note has a maturity date of March 31, 2023 The Company has made a total repayment of $10,000 on this debt as of March 31, 2022. On March 28, 2023, the Company and convertible note holder mutually agreed to settle the outstanding convertible note issued on March 23, 2021, in the original amount of $45,000, with a remaining balance of $30,000 and all accrued interest for $5,000. The $5,000 was wired on March 29, 2023.

Per agreements dated August 5, 2021, the Company issued 6,000,000 shares of common stock, 2,000,000 each to three different parties, in exchange for consulting services. These shares were issued with a value of $0.02 per share. These issuances were pertaining to the July 23, 2021 convertible note specified in the previous paragraph.

On October 1, 2021, the Company issued a convertible promissory note in the amount of $50,000, with an annual interest rate of 5% and a fixed conversion price of $0.02 per share, in exchange for $50,000 received. The note was booked with a debt discount of the full principal balance of $50,000. As of March 31, 2022, $24,863 of the debt discount has been amortized. This note has a maturity date of September 30, 2022.

On March 7, 2022, the Company issued a convertible promissory note in the amount of $60,000, with a maturity date of March 7, 2023, an annual interest rate of 10% and a fixed conversion price of $0.02 per share, in exchange for consulting services. The convertible amount is accounted for based off the outstanding principal and related interest pertaining to the portion convertible debt instrument being converted, multiplied by the previously specified conversion rate. This note was settled on January 23, 2023.

The Company had a convertible note payable of $164,774 and $182,849 outstanding as of the fiscal years ended March 31, 2022, and March 31, 2021, respectively.

	March 31, 2022	March 31, 2021
Beginning Balance	$182,849	$230,000
Convertible notes issued for services	105,000	40,000
Convertible notes issued for cash	50,000
Discount on convertible notes	(215,224)	(40,000)
Repayments	(10,000)	(100,000)
Portion of repayments held as prepaid expenses for future settlement		50,000
Debt extinguished per settlement	(125,350)	—
Conversion of notes payable into common stock	—	—
Amortization of discounts	177,499	2,849
Convertible notes payable, net (Ending Balance)	$164,774	$182,849

Below is the summary of the principal balance and debt discounts as of March 31, 2021:

Convertible Promissory Note Holder	Start Date	End Date	Initial Note Principal Balance	Debt Discounts as of Issuance	Amortization	Debt Discounts as of March 31, 2021
Robert Hymers III	3/5/2021	6/30/2022	$40,000	$40,000	($2,849)	$37,151
Carebourn Capital, L.P.	1/30/2018	1/30/2019	$230,000	$230,000	($180,000)	$50,000
Total						$87,151
Remaining note principal balance						$270,000
Total convertible promissory notes, net						$182,849

Below is the summary of the principal balance and debt discounts as of March 31, 2022:

Convertible Promissory Note Holder	Start Date	End Date	Initial Note Principal Balance	Debt Discounts as of Issuance	Amortization	Debt Discounts as of March 31, 2022
Robert Hymers III	3/5/2021	6/30/2022	$40,000	$40,000	($40,000)	-
RaiseRight LLC	7/23/2021	3/31/2023	$45,000	$45,000	($23,288)	$21,712
Carebourn Capital, L.P.	1/30/2018	1/30/2019	$230,000	$230,000	($230,000)	-
Robert Hymers	3/7/2022	3/7/2023	$60,000	$30,000	($1,973)	$28,027
Westworld Financial Capital, LLC	10/1/2021	9/30/2022	$50,000	$50,000	($24,863)	$25,137
Total						$74,876
Remaining note principal balance						$239,650
Total convertible promissory notes, net						$164,774

NOTE 9 – PREFERRED STOCK

The Company is authorized to issue 1,000,000 shares of Preferred Stock. We have authorized 100 shares of Series A Preferred Stock and 2,000 shares of Series B Preferred Stock, respectively, both with a par value of $0.10. As of March 31, 2022, there were 100 and 1,983 shares issued and outstanding for Series A Preferred Stock and Series B Preferred Stock, respectively. As of March 31, 2021, there were 100 and 1,983 shares issued and outstanding for Series A Preferred Stock and Series B Preferred Stock, respectively.

Series A Preferred Stock holds designations of cash dividends at the rate of 8% of the amount per share of Series A Preferred Stock per annum in the form of “Preferred Dividends”, voting rights on an as-converted to Common Stock basis, liquidation preferences, and conversion rights in which each share of Series A Preferred Stock shall, upon conversion, represent 0.51% of the then “Fully-Diluted Shares Outstanding” of the Company. On January 12, 2018, our Board of Directors agreed to amend Designation of the Series A Convertible Preferred Stock be amended by changing the ratio for conversion, in Article IV, subparagraph (a), from 0.4% to 0.51% so that upon conversion the number of shares of common stock to be exchanged shall equal 51% of then issued and outstanding common stock. In addition, on January 12, 2018, the Company and the Series A Holder agreed to forgive all accrued interest to date on the Series A, and to pause any accruals until April 1, 2023. The Series A Convertible Preferred Stock carries liquidating preference, over all other classes of stock, equal to the amount paid for the stock plus any unpaid dividends. Currently the value of the liquidation preference is $500,000, the amount of debt that the related party converted into the preferred stock. If this Preferred Stock were to be redeemed by the holder, it would result in an aggregate of the $500,000 liquidation preference, on a per share basis, this would equal $5,000 per share. The Company and Series A Preferred Holder agreed to forgive all accrued interest and arrearages in preferred share dividends of Series A Preferred Stock through March 31, 2023.

Series B Preferred Stock holds designations of being ranked junior to the Series A Preferred Stock, cash dividends at the rate of 9% of the amount per share of Series B Preferred Stock per annum in the form of “Preferred Dividends”, a dividend received deduction for federal income tax purposes, liquidation preferences ranked junior to the Series A Preferred Stock, redemption of the Series B Preferred Stock by the Company at 105% of the Stated Value, plus accrued and unpaid Dividends, if prior to the two year anniversary of the Issuance Date, or at 100% of the State Value, plus accrued and unpaid Dividends, if on or after the two year anniversary of the Issuance Date, no voting rights, and right to notice of certain corporate action. All accrued dividends on the Series B has been settled through March 31, 2023, and none currently remains outstanding. Furthermore, no dividends will begin to accrue on the Series B Preferred Stock until April 1, 2023.

NOTE 10 – COMMON STOCK

The Company is authorized to issue 200,000,000 shares of Common Stock, with a par value of $0.001.

On September 18, 2020, the Company issued 500,000 shares of common stock in exchange for consulting services. These shares were issued with a value of $0.05 per share.

On October 14, 2020, the Company issued 1,000,000 shares of common stock in exchange for $49,000 received.

On October 15, 2020, the Company issued 1,000,000 shares of common stock in exchange for consulting services. These shares were issued with a value of $0.05 per share.

On October 20, 2020, the Company issued 250,000 shares of common stock in exchange for consulting services. These shares were issued with a value of $0.05 per share.

On October 22, 2020, the Company issued 500,000 shares of common stock in exchange for consulting services. These shares were issued with a value of $0.05 per share.

On January 1, 2021, the Company issued 250,000 shares of common stock in exchange for consulting services. These shares were issued with a value of $0.05 per share.

On February 23, 2021, the Company issued 200,000 shares of common stock in exchange for consulting services. These shares were issued with a value of $0.05 per share.

On March 9, 2021, the Company issued 1,500,000 shares of common stock in exchange for bookkeeping services. These shares were issued with a value of $0.05 per share.

On March 10, 2021, the Company issued 100,000 shares of common stock in exchange for consulting services. These shares were issued with a value of $0.05 per share.

On March 10, 2021, the Company issued 100,000 shares of common stock in exchange for consulting services. These shares were issued with a value of $0.05 per share.

On March 10, 2021, the Company issued 1,000,000 shares of common stock in exchange for consulting services. These shares were issued with a value of $0.05 per share.

On March 10, 2021, the Company issued 2,000,000 shares of common stock in exchange for $97,965 received.

Per agreements dated August 5, 2021, the Company issued 6,000,000 shares of common stock, 2,000,000 each to three different parties, in exchange for consulting services. These shares were issued with a value of $0.02 per share. These issuances were pertaining to the July 23, 2021 convertible note specified in the previous paragraph.

On September 21, 2021, the Company issued 500,000 shares of common stock in exchange for $10,000 received.

On October 12, 2021, the Company issued 500,000 shares of common stock as compensation for services provided by a director of the Company, as well as a $50 capital contribution received. These shares were issued with a value of $0.02 per share.

On October 12, 2021, the Company issued 500,000 shares of common stock as compensation for services provided by a director of the Company. These shares were issued with a value of $0.02 per share.

On October 27, 2021, the Company issued 500,000 shares of common stock in exchange for $10,000 received.

On November 1, 2021, the Company issued 1,000,000 shares of common stock per a Settlement and Release agreement. These shares were issued with a value of $0.02 per share.

On November 4, 2021, the Company issued 500,000 shares of common stock in exchange for $10,000 received.

On December 21, 2021, the Company issued 650,000 shares of common stock in exchange for consulting services. These shares were issued with a value of $0.02 per share.

On December 30, 2021, the Company issued 1,250,000 shares of common stock in exchange for $25,000 received.

On March 22, 2022, the Company committed 500,000 shares of common stock to be issued, 250,000 each to two separate parties, in exchange for $10,000 received, $5,000 from each party.

On March 23, 2022, the Company committed 2,500,000 shares of common stock to be issued in exchange for $40,000 received.

During the fiscal year ended March 31, 2022, the Company issued 1,000,000 shares of common stock as director compensation, these issuances had an aggregate value of $20,000. During the fiscal year ended March 31, 2022, the Company issued 6,650,000 shares of common stock in exchange for services rendered, these issuances had an aggregate value of $133,000. During the fiscal year ended March 31, 2022, the Company issued 1,000,000 shares of common stock to satisfy prior settlement, these issuances had an aggregate value of $20,000. During the fiscal year ended March 31, 2022, the Company issued 2,750,000 shares of common stock in exchange for cash received, these issuances had an aggregate value of $55,050. During the fiscal year ended March 31, 2021, the Company issued 5,400,000 shares of common stock in exchange for services rendered, these issuances had an aggregate value of $270,000. During the fiscal year ended March 31, 2021, the Company issued 3,000,000 shares of common stock in exchange for cash received, these issuances had an aggregate value of $149,965. The Company had 49,193,062 and 37,793,062 shares of common stock issued and outstanding as of March 31, 2022, and March 31, 2021, respectively. The Company had a loss per share of $0.01 and $0.01 for the fiscal years ended March 31, 2022, and March 31, 2021, respectively.

NOTE 11 – DERIVATIVE FINANCIAL INSTRUMENTS

The fair value of derivative instruments is recorded and shown separately under liabilities. Changes in the fair value of derivatives liability are recorded in the consolidated statement of operations under other (income) expense.

Our Company evaluates all of its financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives. For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair value and is then re-valued at each reporting date, with changes in the fair value reported in the consolidated statements of operations. For stock-based derivative financial instruments, the Company uses Black-Scholes Option Pricing model to value the derivative instruments at inception and on subsequent valuation dates. The Black-Scholes Option Pricing model relies on the following five input variables when determining the valuation of the underlying liability: the strike price (i.e., the discounted conversion price), the stock price, the time to maturity, the risk-free rate, and the volatility. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is evaluated at the end of each reporting period. Derivative instrument liabilities are classified in the balance sheet as current or non-current based on whether or not net-cash settlement of the derivative instrument could be required within 12 months of the balance sheet date.

During the reporting periods, the Company had derivative liabilities pertaining to convertible promissory notes that it owes to the holder(s), of which these notes also have a conversion feature which is variable in nature.

March 31, 2021
Annual Dividend Yield	—
Stock Price	$0.025-$0.068
Exercise Price	$0.0097-$0.042
Expected Life (Years)	0.49-0.50
Risk-Free Interest Rate	0.04%-0.14%
Expected Volatility	270%-433%

March 31, 2022
Annual Dividend Yield	—
Stock Price	$0.025-$0.069
Exercise Price	$0.018-$0.035
Expected Life (Years)	0.18-1.00
Risk-Free Interest Rate	0.04%-0.52%
Expected Volatility	224%-422%

Fair value of the derivative is summarized as below:

Beginning Balance, March 31, 2021	$214,146
Additions	143,200
Mark-to-Market	(261,770)
Cancellation of Derivative Liabilities Due to Cash Repayment	—
Reclassification to Additional Paid-In Capital Due to Conversion	—
Ending Balance, March 31, 2022	$95,576

NOTE 12: COMMITMENTS AND CONTINGENCIES

As of March 31, 2022 and 2021, the Company has a month-to-month verbal lease agreement with the landlord, in which the Company is obligated to pay $1,200 on a monthly basis.

NOTE 13: INCOME TAXES

Deferred income taxes arise from the temporary differences between financial statement and income tax recognition of net operating losses. These loss carryovers are limited under the Internal Revenue Code should a significant change in ownership occur.

For the years ended March 31, 2021 and 2020, the Company incurred net losses and therefore has no tax liability. The Company has net operating loss carry-forwards of approximately $995,000 that will be carried forward and can be used through the year 2041 and beyond to offset future taxable income. In the future, the cumulative net operating loss carry-forward for income tax purposes may differ from the cumulative financial statement loss due to timing differences between financial and tax reporting.

As of March 31, 2022 and 2021, the Company has net operating loss carry forwards of approximately $995,000 and $530,000, respectively, that may be offset against future taxable income, if any. These carryforwards are subject to review by the Internal Revenue Service. As of March 31, 2022 and 2021, the deferred tax asset of approximately $209,000 and $111,000, respectively, created by the net operating losses has been offset by a 100% valuation allowance because the likelihood of realization of the tax benefit cannot be determined. The change in the valuation allowance in 2022 and 2021 was approximately $98,000 and $88,000 respectively.

There is no current or deferred tax expense for the years ended March 31, 2022 and 2021. The Company has not filed its tax returns for the years ended 2006 through 2021; however, management believes there are no taxes due as of March 31, 2022 and 2021.

The Company includes interest and penalties arising from the underpayment of income taxes in general and administrative expenses in the consolidated statements of operations.

The provision for Federal income tax consists of the following for the years ended March 31, 2022 and 2021:

	March 31,
	2022	2021
Net loss	$(290,458)	$(341,599)
Permanent differences	(174,229)	(77,512)
Valuation allowance	464,687	419,111
Net provision for income tax	$—	$—

The cumulative tax effect at the expected federal rate of 21% of significant items comprising our net deferred tax amount is as follows on March 31, 2022 and 2021:

	March 31,
	2022	2021
Deferred tax asset attributable to:
Net operating loss carry forward	$208,872	$111,287
Valuation allowance	(208,872)	(111,287)
Net deferred tax asset	$—	$—

NOTE 14 – SUBSEQUENT EVENTS

On May 19, 2022, the Company made a repayment of $2,500 toward its convertible note that was initially issued on July 23, 2021 in the amount of $45,000.

On June 21, 2022, the Company made another repayment of $2,500 toward this convertible note, bringing its outstanding principal balance to $30,000 as of June 21, 2022.

On June 3, 2022, the Company received a loan from a related party in the amount of $125,000. These funds were wired to the Company to help it reach settlement of the debts described in the following paragraph.

On June 3, 2022, the Company satisfied one of its outstanding convertible debts and related contingent liability in the amounts of approximately $55,000 and $95,000, respectively, via a settlement payment of $125,000, this resulted in a gain on the settlement of debt in the amount of $25,000. Both of these debts arose on June 3, 2021, when a previous $230,000 convertible note, as well as approximately $72,000 of related interest was then restructured via a settlement agreement into a new convertible debt, related contingent liability, and two corresponding cash payments of $50,000 each.

On October 2, 2022, the Company issued 250,000 shares of common stock in exchange for $5,000 received (at .$02 per share price).

On October 4, 2022, the Company issued 150,000 shares of common stock in exchange for $3,000 received (at .$02 per share price).

On October 31, 2022, the Company made a repayment of $2,500 toward its convertible note that was initially issued on July 23, 2021 in the amount of $45,000, bringing its outstanding principal balance to $27,500 as of October 31, 2022.

On January 23, 2023, the Company and Robert Hymers mutually agreed to settle both outstanding convertible notes which are due to Mr. Hymers, which were issued for the amounts of $40,000 and $60,000 on March 5, 2021, and March 7, 2022, respectively. As part of the corresponding letter agreement, the Company wired $10,000 to Mr. Hymers on January 24, 2023, and another $40,000 is to be wired to Mr. Hymers upon 30 days following the Company’s Form 10 having gone effective. Once Mr. Hymers receives the $40,000 payment from the Company, both of the previously referenced convertible notes will be considered settled by both parties, and thus will be no longer outstanding.

On January 31, 2023, The Company and Westworld Financial Capital, LLC, agreed to convert the $50,000 Convertible Promissory Note dated October 21, 2021, and all accrued interest to 2,750,000 shares of the Company’s Common Stock.

On January 31, 2023, The Company agreed to issue Benjamin Steele 50,000 shares of its Common Stock to maintain the Company’s website and social media presence.

On February 27, 2023, the Company received a loan of $2,500 from its CEO, Kent Rodriguez. This loan has no explicit interest rate or maturity date.

On March 28, 2023, the Company received a loan of $7,000 from its CEO, Kent Rodriguez. This loan has no explicit interest rate or maturity date.

On March 28, 2023, the Company and RaiseRight, LLC mutually agreed to settle the outstanding convertible note issued on March 23, 2021, in the original amount of $45,000, with a remaining balance of $30,000 and all accrued interest for $5,000. The $5,000 was wired on March 29, 2023.

GROOVE BOTANICALS, INC.

CONSOLIDATED BALANCE SHEETS

(Unaudited)

	December 31,	March 31,
	2022	2022

ASSETS

Current Assets
Cash	$27,980	$48,534
Accounts Receivable	25	251

Total Current Assets	28,005	48,785

Total Assets	$28,005	$48,785

LIABILITIES AND SHAREHOLDERS’ DEFICIT

Current Liabilities
Accounts Payable and Accrued Liabilities	$44,571	$45,592
Interest Payable	19,396	7,900
Related Party Payable	280,337	94,528
Convertible Notes Payable, net	169,575	164,774
Derivative Liability	35,009	95,576
Contingent Liability	—	95,350
Total Current Liabilities	548,888	503,720

Total Liabilities	548,888	503,720

Shareholders’ Deficit
Preferred Stock, Series A, $0.10 par value, 100 shares authorized, 100 shares issued or outstanding as of December 31, 2022, and March 31, 2022, respectively	10	10
Preferred Stock, Series B, $0.10 par value, 2,000 shares authorized, 1,983 shares issued or outstanding as of December 31, 2022, and March 31, 2022, respectively	198	198
Common Stock, $0.001 par value, 200,000,000 shares authorized, 54,843,062 and 49,193,062 issued and outstanding as of December 31, 2022, and March 31, 2022, respectively	54,843	49,193
Common Stock to be Issued	—	3,000
Additional Paid-In Capital	33,848,969	33,798,656
Accumulated Deficit	(34,424,903)	(34,305,992)
Total Shareholders’ Deficit	(520,883)	(454,935)

Total Liabilities and Shareholders’ Deficit	$28,005	$48,785

The accompanying notes are an integral part of these unaudited consolidated financial statements

GROOVE BOTANICALS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	For the Three Months Ended		For the Nine Months Ended
	December 31,		December 31,
	2022	2021	2022	2021

EXPENSES
Selling, General and Administrative Expenses	15,639	52,007	55,132	94,749
Rent	4,644	3,600	13,152	10,800
Bank Service Charges	170	62	650	422
Legal and Professional Expenses	7,504	37,773	45,673	90,548
Consulting Expense	10,000	133,000	10,000	133,000

Total Expenses	37,957	226,442	124,607	329,519

OPERATING LOSS	(37,957)	(226,442)	(124,607)	(329,519)

OTHER INCOME (EXPENSE)
Amortization of Debt Discount	(7,562)	(47,700)	(69,451)	(94,079)
Change in Derivative Liability	7,811	36,256	60,567	233,232
Gain on Settlement of Debt	—	—	25,000	52,458
Interest Expense	(3,690)	(1,000)	(11,496)	(51,910)
Miscellaneous Other Income	342	603	1,076	8,067

Total Other Income (Loss)	(3,098)	(11,841)	5,696	147,769

NET LOSS	(41,055)	(238,283)	(118,911)	(181,751)

Basic and Diluted Loss per Common Share	$(0.00)	$(0.01)	$(0.00)	$(0.01)

Weighted Average Common Shares Outstanding: Basic and Diluted	53,309,366	46,101,214	52,479,244	40,572,517

The accompanying notes are an integral part of these unaudited consolidated financial statements

GROOVE BOTANICALS, INC.
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ DEFICIT

FOR THE NINE MONTHS ENDED DECEMBER 31, 2022 AND 2021

(UNAUDITED)

					Common Shares		Common Stock To be issued
	Series A Preferred Shares	Series A Preferred Amount	Series B Preferred Shares	Series B Preferred Amount	Shares	Amount	Shares	Amount	Additional Paid-In Capital	Accumulated Deficit	Total

Balance, March 31, 2021	100	$10	1,983	$198	37,793,062	$37,793	—	—	33,455,006	$(34,015,534)	$(522,527)

Issuance of Stock for Cash					2,750,000	2,750			52,250		55,000

Issuance of Stock for Consulting							6,000,000	6,000	114,000		120,000

Issuance of Stock for Investors Relations							650,000	650	12,350		13,000

Issuance of Stock for Director Compensation							1,000,000	1,000	19,050		20,050

Issuance of Stock for Settlement							1,000,000	1,000	19,000		20,000

Beneficial Conversion Feature									50,000		50,000

Net Loss										(181,751)	(181,751)

Balance, December 31, 2021	100	$10	1,983	$198	49,193,062	$49,193	—	—	33,721,656	$(34,197,285)	$(426,228)

Balance, March 31, 2022	100	$10	1,983	$198	49,193,062	$49,193	3,000,000	$3,000	$33,798,656	$(34,305,992)	$(454,935)

Issuance of Stock for Cash Received in Prior Period					3,000,000	3,000	(3,000,000)	(3,000)			—

Issuance of Stock for Cash							2,150,000	2,150	40,813		42,963

Issuance of Stock for Consulting							500,000	500	9,500		10,000

Net Loss										(118,911)	(118,911)

Balance, December 31, 2022	100	$10	1,983	$198	54,843,062	$54,843	—	—	$33,848,969	$(34,424,903)	$(520,883)

The accompanying notes are an integral part of these unaudited consolidated financial statements

GROOVE BOTANICALS, INC.
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ DEFICIT

FOR THE THREE MONTHS ENDED DECEMBER 31, 2022 AND 2021

(UNAUDITED)

					Common Shares		Common Stock To be issued
	Series A Preferred Shares	Series A Preferred Amount	Series B Preferred Shares	Series B Preferred Amount	Shares	Amount	Shares	Amount	Additional Paid-In Capital	Accumulated Deficit	Total

Balance, September 30, 2021	100	$10	1,983	$198	37,793,062	$37,793	—	—	33,455,006	$(33,959,001)	$(465,994)

Issuance of Stock for Cash					2,750,000	2,750			52,250		55,000

Issuance of Stock for Consulting							6,000,000	6,000	114,000		120,000

Issuance of Stock for Investors Relations							650,000	650	12,350		13,000

Issuance of Stock for Director Compensation							1,000,000	1,000	19,050		20,050

Issuance of Stock for Settlement							1,000,000	1,000	19,000		20,000

Beneficial Conversion Feature									50,000		50,000

Net Loss										(238,283)	(238,283)

Balance, December 31, 2021	100	$10	1,983	$198	49,193,062	$49,193	—	—	33,721,656	$(34,197,285)	$(426,228)

Balance, September 30, 2022	100	$10	1,983	$198	52,193,062	$52,193			$33,798,656	$(34,383,848)	$(532,791)

Issuance of Stock for Cash						2,150,000	2,150		40,813		42,963

Issuance of Stock for Consulting						500,000	500		9,500		10,000

Net Loss										(41,055)	(41,055)

Balance, December 31, 2022	100	$10	1,983	$198	54,843,062	$54,843	—	—	$33,848,969	$(34,424,903)	$(520,883)

The accompanying notes are an integral part of these unaudited consolidated financial statements

GROOVE BOTANICALS, INC.

CONSOLIDATED STATEMENTS OF CASHFLOWS

(UNAUDITED)

	FOR THE NINE MONTHS ENDED
	DECEMBER 31,
	2022	2021

Cash Flow from Operating Activities:

Net Income (Loss)	$(118,911)	(181,751)
Adjustments to reconcile net income (loss) to net cash used in operating activities
Beneficial Conversion Feature	—	50,000
Amortization of Debt Discount	69,451	94,079
Change in Derivative Liability	(60,567)	(233,232)
Effect of Debt Discount on Derivative Liability	—	143,200
Effect of Valuation Adjustments on Debt Discounts	—	(110,224)
Gain on Settlement of Debt	(25,000)	(52,458)
Stock-Based Compensation for Consulting	10,000	120,000
Stock-Based Compensation for Investor Relations	—	13,000
Stock-Based Compensation for Director Compensation	—	20,050
Stock-Based Compensation for Settlement	—	20,000
Accrued Interest	11,496	6,434
Wages Paid	—	(14,400)
Accrued Payroll	36,000	36,000
Wire Fees Charged on Funds Received for Stock Purchases	60	—
Accounts Payable and Accrued Liabilities – Related Party	3,044	—

Changes in working capital items:
Decrease in Accounts Receivable	226	(31)
Decrease in Prepaid Expenses		50,000
Increase (Decrease) in Accounts Payable and Accrued Liabilities	(1,020)	21,176

Net Cash Used In Operating Activities	(75,221)	(18,157)

Net Cash Flow from Financing Activities
Funds Received from Related Party	158,000	500
Funds Distributed to Related Party	(11,236)	(14,864)
Funds Received from Issuance of Common Stock	42,903	55,000
Repayment of Convertible Debt	(64,650)	—
Repayment of Contingent Liability	(70,350)	—

Net Cash Flow Provided by Financing Activities	54,667	40,636

Net Change in Cash:	(20,554)	22,479

Beginning Cash of period:	48,534	7,911

Ending Cash of period:	$27,980	$30,390

Supplemental Disclosures of Cash Flow Information:
Cash paid for interest	$—	$—
Cash paid for tax	$—	$—
Supplemental Disclosures of Non-Cash Financing Activities:
Debt Accrued per Service Agreement	$—	$45,000

The accompanying notes are an integral part of these unaudited consolidated financial statements

GROOVE BOTANICALS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2022

(UNAUDITED)

NOTE 1 - ORGANIZATION AND OPERATIONS

Current Operations

Groove Botanicals (“GRVE” or the “Company” or the “Corporation”), a Nevada corporation, is a publicly quoted independent oil and gas producer.

Corporate History

Groove Botanicals, Inc. (the "Company"), (formerly known as Avalon Oil & Gas, Inc.), was originally incorporated in Colorado in April 1991 under the name Snow Runner (USA), Inc. The Company was the general partner of Snow Runner (USA) Ltd.; a Colorado limited partnership to sell proprietary snow skates under the name "Sled Dogs" which was dissolved in August 1992. In late 1993, the Company relocated its operations to Minnesota and in January 1994 changed our name to Snow Runner, Inc. In November 1994 we changed our name to the Sled Dogs Company

In May 1999, we changed our state of domicile to Nevada and our name to XDOGS.COM, Inc.

On July 31, 1998, the Corporation split their shares One (1) for Fifty-Four (54).

On August 24, 2000, the Corporation split their shares One (1) for Five (5) and changed our name from XDOGS.COM to XDOGS, Inc. We changed our symbol from XDGS to XDGI.

On June 22, 2005, the Corporation changed our name from XDOGS, Inc. to Avalon Oil and Gas, Inc. We changed our symbol from XDGI to AOGS.

On July 22, 2005, the Board of Directors and a majority of the Company's shareholders approved an amendment to our Articles of Incorporation to change the Company's name to Avalon Oil & Gas, Inc., and to increase the authorized number of shares of our common stock from 200,000,000 shares to 1,000,000,000 shares par value of $0.001.

On May 15, 2007, the Corporation split their shares One (1) for Twenty (20). We changed our symbol from AOGS to AOGN.

On June 4, 2012, the Board of Directors approved an amendment to our Articles of Incorporation to a reverse split of the issued and outstanding shares of Common Stock of the Corporation (“Shares”) such that each holder of Shares as of the record date of June 4, 2012 shall receive one (1) post-split Share on the effective date of June 4, 2012 for each three hundred (300) Shares owned.  The reverse split was effective on July 23, 2012.

On September 28, 2012, we held a special meeting of Avalon’s shareholders and approved an amendment to the Company’s Articles of Incorporation such that the Company would be authorized to issue up to 200,000,000 shares of common stock.  We filed an amendment with the Nevada Secretary of State on April 10, 2013, to increase our authorized shares to 200,000,000.

On July 23, 2012, the Corporation split their shares One (1) for Three Hundred (300).

On May 14, 2018, the Corporation changed our name from Avalon Oil and Gas, Inc., to Groove Botanicals, Inc. We changed our symbol from AOGN to GRVE.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying unaudited consolidated financial statements   of the Company have been prepared in accordance with accounting principles generally accepted in the United Stated of America (“U.S. GAAP”) for interim unaudited financial information. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. The unaudited consolidated financial statements include all adjustments (consisting of normal recurring adjustments) which are, in the opinion of management, necessary in order to make the condensed financial statements not misleading.. The unaudited consolidated balance sheet as of December 31, 2022, was derived from the Company’s audited consolidated financial statements at that date. The accompanying unaudited consolidated interim financial statements should be read in conjunction with the audited consolidated financial statements and related notes thereto for the year ended March 31, 2022. Interim results for the three and nine months ended December 31, 2022 are not necessarily indicative of the results that may be expected for the fiscal year ending March 31, 2023.

Use of Estimates

The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Specifically, such estimates were made by the Company for the valuation of derivative liability, stock compensation and beneficial conversion feature expenses. Actual results could differ from those estimates.

Financial Instruments

Pursuant to ASC Topic 820, Fair Value Measurements, an entity is required to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. ASC 820 establishes a fair value hierarchy based on the level of independent, objective evidence surrounding the inputs used to measure fair value. A financial instrument’s categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement. ASC 820 prioritizes the inputs into three levels that may be used to measure fair value:

•	Level 1 applies to assets or liabilities for which there are quoted prices in active markets for identical assets or liabilities.

•	Level 2 applies to assets or liabilities for which there are inputs other than quoted prices that are observable for the asset or liability such as quoted prices for similar assets or liabilities in active markets: quoted prices for identical assets or liabilities in markets with insufficient volume or infrequent transactions (less active markets); or model-derived valuations in which significant inputs are observable or can be derived principally from, or corroborated by, observable market data.

•	Level 3 applies to assets or liabilities for which there are unobservable inputs to the valuation methodology that are significant to the measurement of the fair value of the assets or liabilities.

Net Loss Per Share

Basic net loss per share is computed by dividing the net loss attributable to common stockholders by the weighted average number of shares of common stock outstanding during the period.  Diluted loss per share gives the effect to all dilutive potential common shares outstanding during the period, including stock options, warrants and convertible instruments.  Diluted net loss per share excludes all potentially issuable shares if their effect is anti-dilutive.  Because the effect of the Company’s dilutive securities is anti-dilutive, diluted net loss per share is the same as basic loss per share for the periods presented. For more information regarding potential shares to be issued pertaining to convertible debt and preferred stock and how these figures may be calculated, see Notes 8 and 9. Under the provisions of ASC 260, “Earnings per Share,” basic loss per common share is computed by dividing net loss available to common shareholders by the weighted average number of shares of common stock outstanding for the periods presented. Diluted net loss per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that would then share in the income of the Company, subject to anti-dilution limitations. The amount of shares excluded from diluted net loss per share due to their anti-dilutive nature during the nine months ended December 31, 2022 and December 31, 2021 was 60,843,698 and 50,109,481, respectively. The amount of shares excluded from diluted net loss per share due to their anti-dilutive nature during the three months ended December 31, 2022 and December 31, 2021 was 61,673,820 and 55,638,178, respectively. The source of all the previously referenced anti-dilutive shares is convertible preferred shares, specifically Series A preferred shares which can be converted into common shares which after their conversion, would be equal to 51% of the issued and outstanding common stock following the moment of conversion. Furthermore, on January 12, 2018, our Board of Directors agreed to amend Designation of the Series A Convertible Preferred Stock be amended by changing the ratio for conversion, in Article IV, subparagraph (a), from 0.4% to 0.51% so that upon conversion the number of shares of common stock to be exchanged shall equal 51% of then issued and outstanding common stock. In addition, on January 12, 2018, the Company and the Series A Holder agreed to forgive all accrued interest to date on the Series A, and to pause any accruals until April 1, 2023. Thus, no preferred dividends were accrued or paid during the years ended March 31, 2022, and 2021, then then preferred dividends had not effect on income available to common stock holders in computing basic earnings per share. Potential common shares consist of the convertible promissory notes payable as of December 31, 2022 and March 31, 2022. As of December 31, 2022 and March 31, 2022, there were no potential shares issuable upon conversion of convertible notes payable and conversion of warrants. The table below presents the computation of basis and diluted earnings per share for the nine and three months ended December 31, 2022 and 2021.

	For the Nine Months ended December 31, 2022	For the Nine Months ended December 31, 2021
Numerator:
Net Loss	$(118,911)	$(181,751)
Denominator:
Weighted average common shares Outstanding - basic	52,479,244	40,572,517
Dilutive common stock equivalents	—	—
Weighted average common shares Outstanding - diluted	52,479,244	40,572,517

	For the Three Months ended December 31, 2022	For the Three Months ended December 31, 2021
Numerator:
Net Loss	$(41,055)	$(238,283)
Denominator:
Weighted average common shares Outstanding - basic	53,309,366	46,101,214
Dilutive common stock equivalents	—	—
Weighted average common shares Outstanding - diluted	53,309,366	46,101,214

Recently Adopted Accounting Pronouncements

The Company has implemented all new accounting pronouncements that are in effect and that may impact its financial statements and does not believe that there are any other new pronouncements that have been issued that might have a material impact on its financial position or results of operations.

Income Taxes

Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets, including tax loss and credit carry forwards, and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Deferred income tax expense represents the change during the period in the deferred tax assets and deferred tax liabilities. The components of the deferred tax assets and liabilities are individually classified as current and non-current based on their characteristics. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.

On December 18, 2019, the FASB issued ASU 2019-12 which modifies ASC 740 to simplify the accounting for income taxes. The ASU’s amendments are based on changes that were suggested by stakeholders as part of the FASB’s simplification initiative (i.e., the Board’s effort to reduce the complexity of accounting standards while maintaining or enhancing the helpfulness of information provided to financial statement users).

ASC 740-10-25, “Accounting for Uncertainty in Income Taxes”, is intended to clarify the accounting for uncertainty in income taxes recognized in a company’s financial statements and prescribes the recognition and measurement of a tax position taken or expected to be taken in a tax return. ASC 740-10-25 also provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosure and transition.

Under ASC 740-10-25, evaluation of a tax position is a two-step process. The first step is to determine whether it is more-likely-than-not that a tax position will be sustained upon examination, including the resolution of any related appeals or litigation based on the technical merits of that position. The second step it to measure a tax position that meets the more-likely-than-not threshold to determine the amount of benefit to be recognized in the financial statements. A tax position is measured at the largest amount of benefit that is greater than 50 percent likely of being realized upon ultimate settlement.

Tax positions that previously failed to meet the more-likely-than-not recognition threshold should be recognized in the first subsequent period in which the threshold is met. Previously recognized tax positions that no longer meet the more-likely-than-not criteria should be de-recognized in the first subsequent financial reporting period in which the threshold is no longer met.

Beneficial Conversion Feature

The Company measures its convertible debt using a nondetachable conversion feature known as a beneficial conversion feature, or BCF. A convertible instrument contains a BCF when the conversion price is less than the fair value of the shares into which the instrument is convertible at the commitment date. From time to time, the Company may issue convertible notes that may contain a beneficial conversion feature. A beneficial conversion feature exists on the date a convertible note is issued when the fair value of the underlying common stock to which the note is convertible into is in excess of the remaining unallocated proceeds of the note after first considering the allocation of a portion of the note proceeds to the fair value of the warrants, if related warrants have been granted. The intrinsic value of the beneficial conversion feature is recorded as a debt discount with a corresponding amount to additional paid-in capital. The debt discount is amortized to interest expense over the life of the note using the effective interest method.

Debt Issuance Cost

Debt issuance costs incurred in connection with the issuance of debt are capitalized and amortized to interest expense over the term of the debt using the effective interest method. The unamortized amount is presented as a reduction of debt on the balance sheet.

In August 2020, the FASB issued ASU No. 2020-06, Debt - Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging - Contracts in Entity’s Own Equity (Subtopic 815-40) (“ASU 2020-06”). ASU 2020-06 simplifies the accounting for convertible debt instruments and convertible preferred stock by removing the existing guidance in ASC 470-20 that requires entities to account for beneficial conversion features and cash conversion features in equity, separately from the host convertible debt or preferred stock. Two methods of transition were permitted upon adoption: full retrospective and modified retrospective. The Company has yet to adopt ASC 2020-06, however, the Company’s auditors have recommended that the Company adopt ASC 2020-06 as of April 1, 2023. The accounting impact will be a reclassification from Additional Paid-In Capital to Retained Earnings. The Company plans to adopt ASC 2020-06 as of April 1, 2023.

NOTE 3 - GOING CONCERN

The accompanying consolidated financial statements have been prepared on a going concern basis which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. As shown in the consolidated financial statements, the Company has incurred recurring net losses since its inception and has raised limited capital. The Company had a net loss of $118,911 and $181,751 for the nine months ended December 31, 2022 and December 31, 2021, respectively. The Company's accumulated deficit was $34,424,903 and $34,305,992 as of December 31, 2022, and March 31, 2022, respectively. These factors raise substantial doubt regarding the Company’s ability to continue as a going concern. The consolidated financial statements do not include any adjustment relating to the recoverability and classification of liabilities that might be necessary should the Company be unable to continue as a going concern. The Company is taking certain steps to provide the necessary capital to continue its operations. These steps include but are not limited to: 1) focus on our new business model and 2) raising equity or debt financing. Our auditors express substantial doubt about our ability to continue as a going concern.

NOTE 4 – CASH

The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. As of December 31, 2022, the Company’s cash consisted of non-restricted cash.

NOTE 5 – FAIR VALUE OF FINANCIAL INSTRUMENTS

The Company's financial instruments are cash , accounts receivable, accounts payable, notes payable, notes receivable and their carrying amounts are approximate their fair values based on their short-term nature. The recorded values of notes payable and notes receivable approximate their fair values, as interest approximates market rates. Furthermore, the Company has derivative liabilities, which it considers to be a level 3 liability. For more information on the valuation method used for determining the value of the derivative liability, see Note 11.

The Company follows paragraph 825-10-50-10 of the FASB Accounting Standards Codification for disclosures about fair value of its financial instruments and paragraph 820-10-35-37 of the FASB Accounting Standards Codification (“Paragraph 820-10-35-37”) to measure the fair value of its financial instruments. Paragraph 820-10-35-37 establishes a framework for measuring fair value in generally accepted accounting principles (“GAAP”) and expands disclosures about fair value measurements. To increase consistency and comparability in fair value measurements and related disclosures, Paragraph 820-10-35-37 establishes a fair value hierarchy which prioritizes the inputs to valuation techniques used to measure fair value into three (3) broad levels. The fair value hierarchy gives the highest priority to quoted prices (unadjusted) in active markets for identical assets or liabilities and the lowest priority to unobservable inputs. The three (3) levels of fair value hierarchy defined by Paragraph 820-10-35-37 are described below:

Level 1	Quoted market prices available in active markets for identical assets or liabilities as of the reporting date.
Level 2	Pricing inputs other than quoted prices in active markets included in Level 1, which are either directly or indirectly observable as of the reporting date.
Level 3	Pricing inputs that are generally observable inputs and not corroborated by market data.

Financial assets are considered Level 3 when their fair values are determined using pricing models, discounted cash flow methodologies or similar techniques and at least one significant model assumption or input is unobservable. A slight change in unobservable inputs such as volatility can significantly have a significant impact on the fair value measurement of the derivatives liabilities.

The fair value hierarchy gives the highest priority to quoted prices (unadjusted) in active markets for identical assets or liabilities and the lowest priority to unobservable inputs.  If the inputs used to measure the financial assets and liabilities fall within more than one level described above, the categorization is based on the lowest level input that is significant to the fair value measurement of the instrument.

The carrying amounts of the Company’s financial assets and liabilities, such as cash and accounts payable approximate their fair values because of the short maturity of these instruments.

NOTE 6 – ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

The Company had accounts payable and accrued liabilities of $44,572 and $45,592 outstanding as of December 31, 2022, and March 31, 2022, respectively. These amounts consist of billings to the Company from its various service providers.

NOTE 7 – RELATED PARTY TRANSACTIONS

The Company had a related party payables of $280,337 and $94,528 outstanding as of December 31, 2022 and March 31, 2022, respectively. These amounts consist of funds contributed by the management for the purpose of providing financing during periods of low or negative cashflow in order to cover essential costs of continuing operations, as well as funds payable to management as compensation. On an annual basis the company accrues $48,000 of wages payable, $4,000 monthly, to its CEO Kent Rodriguez. On April 1, 2020, the Company entered into an employment agreement with its CEO which designates monthly payments due to CEO Kent Rodriguez in the amount of $4,000 each month. This agreement shall continue for four years until March 31, 2024. These payables accrue no interest and have no maturity date.

On December 2, 2021, we formed two Wyoming Corporations, Biotrex, Inc., and Maxidyne, Inc

On June 3, 2022, the Company received a loan from a related party in the amount of $158,000. These funds were wired to the Company to help it reach settlement of the debts described in the following paragraph.

NOTE 8 – CONVERTIBLE NOTES PAYABLE

The convertible notes payable consisted of a $230,000 Convertible Promissory Note issued on January 30, 2018 to a third party in exchange for cash. Beginning on the issuance date of the Note, the outstanding principal balance of this note accrued annual interest at 10%. The note had a maturity date of January 30, 2019. The note was booked with a debt discount of the full principal balance of $230,000, plus an excess amount booked to interest in the amount of $27,957, as of March 31, 2019. As of March 31, 2021, this entire debt discount had been amortized. Additionally, the note had a variable conversion price per share of a 40% discount to lowest trading price of the previous five trading days prior to the conversion date. Subsequently there was a settlement agreement on June 3, 2021, in which the Company recognized an outstanding convertible debt and related contingent liability pertaining to an outstanding settlement in the amounts of approximately $54,650 and $95,350, respectively. This recognition came as part of a settlement agreement reached on June 3, 2021, in which the prior $230,000 convertible note, as well as approximately $72,458 of related interest was settled into a new convertible debt of $54,650, a contingent liability of $95,350, and two cash payments of $50,000 each to the note holder, which were made on July 20, 2020, and March 10, 2021. This transaction resulted in a gain on debt extinguishment of approximately $52,000. The convertible debt portion had no interest accrual and had a variable conversion price per share of a 60% discount to the average of the previous five-day trading closing bid price. There was also an amendment of the settlement agreement on June 3, 2022, the Company satisfied one of its outstanding convertible debts and related contingent liability in the amounts of approximately $55,000 and $95,000, respectively, via a settlement payment of $125,000, this resulted in a gain on the settlement of debt in the amount of $25,000. Both of these debts arose on June 3, 2021, when a previous $230,000 convertible note, as well as approximately $72,000 of related interest was then restructured via a settlement agreement into a new convertible debt, related contingent liability, and two corresponding cash payments of $50,000 each. As of December 31, 2022, the debt has been completed paid off and no longer exists.

The convertible notes payable also consists of a $40,000 Convertible Promissory Note issued on March 5, 2021 by management to a third party in exchange for professional services. Beginning on the issuance date of this note, the outstanding principal balance of this note shall bear annual interest at 10%, with interest commencing on the sixth month anniversary of the Issuance Date. The note has a maturity date of June 30, 2022.   Additionally, the note has a fixed conversion feature of $0.02 per share, and therefore the Convertible Note is measured at the net of Debt Discount, calculated based off its Beneficial Conversion Features. The note was booked with a debt discount of the full principal balance of $40,000. As of December 31, 2022, this entire debt discount has been amortized, with $37,151 and $2,849 being amortized during the years ended March 31, 2022, and March 31, 2021, respectively. Therefore, as of both December 31, 2022, and March 31, 2021, no corresponding debt discount remained. Details regarding a subsequent settlement of this note can be found in footnote #13 of this report. The balance of the Convertible Promissory Note due to the Holder is remains at Thousand Dollars ($40,000) as of December 31, 2022. On January 23, 2023, the Company and the convertible note holder mutually agreed to settle this outstanding convertible note.

On July 23, 2021, the Company issued a convertible promissory note in the amount of $45,000, with an annual interest rate of 8% and a variable conversion price per share of a 40% discount to the average of the previous three-day trading closing bid price, in exchange for professional and legal services to be rendered. The convertible amount is accounted for based off the outstanding principal and related interest pertaining to the portion convertible debt instrument being converted, multiplied by the previously specified conversion rate. Also, as part of this agreement, common stock was granted equal to 14.9% of the outstanding common shares at the time of issuance, and the stock was transferred in three equal parts to affiliates holding the note; this transaction is detailed in the next paragraph. The note has a maturity date of March 31, 2023. The Company has made a total repayment of 20,000 on this debt as of December 31, 2022. The note had a balance of $25,000 and 35,000 as of December 31, 2022, and March 31, 2022, respectively. On March 28, 2023, the Company and the convertible promissory note holder mutually agreed to settle the outstanding convertible note issued on March 23, 2021, in the original amount of $45,000, with a remaining balance of $30,000 and all accrued interest for $5,000. The $5,000 was wired on March 29, 2023.

Per agreements dated August 5, 2021, the Company issued 6,000,000 shares of common stock, 2,000,000 each to three different parties, in exchange for consulting services. These shares were issued with a value of $0.02 per share. These issuances were pertaining to the July 23, 2021 convertible note specified in the previous paragraph.

On October 1, 2021, the Company issued a convertible promissory note in the amount of $50,000, with an annual interest rate of 5% and a fixed conversion price of $0.02 per share, in exchange for $50,000 received. The note was booked with a debt discount of the full principal balance of $50,000. As of December 31, 2022, the full $50,000 of the debt discount has been amortized. This note had a maturity date of September 30, 2022. The note had a balance of $50,000 as of December 31, 2022, and March 31, 2022. This loan is currently in default.

On March 7, 2022, the Company issued a convertible promissory note in the amount of $60,000, with a maturity date of March 7, 2023, an annual interest rate of 10% and a fixed conversion price of $0.02 per share, in exchange for consulting services. The convertible amount is accounted for based off the outstanding principal and related interest pertaining to the portion convertible debt instrument being converted, multiplied by the previously specified conversion rate. Details regarding a subsequent pending settlement of this note can be found in footnote #13 of this report. On January 23, 2023, the Company and the convertible note holder mutually agreed to settle this outstanding convertible note.

The Company had a convertible note payable of $169,575 and $164,774 outstanding as of the nine months ended December 31, 2022, and the year ended March 31, 2022, respectively.

	December 31, 2022	March 31, 2022
Beginning Balance	$164,774	$182,849
Convertible notes issued for services	—	105,000
Convertible notes issued for cash	—	50,000
Discount on convertible notes	—	(215,224)
Repayments	(64,650)	(10,000)
Debt extinguished per settlement	—	(125,350)
Conversion of notes payable into common stock	—	—
Amortization of discounts	69,451	177,499
Convertible notes payable, net (Ending Balance)	$169,575	$164,774

Below is the summary of the principal balance and debt discounts as of December 31, 2022:

Convertible Promissory Note Holder	Start Date	End Date	Initial Note Principal Balance	Debt Discounts as of Issuance	Amortization	Debt Discounts as of December 31, 2022
Robert Hymers III	3/5/2021	6/30/2022	$40,000	$40,000	($40,000)	-
RaiseRight LLC	7/23/2021	3/31/2023	$45,000	$45,000	($45,000)	-
Robert Hymers	3/7/2022	3/7/2023	$60,000	$30,000	($17,014)	$5,425
Westworld Financial Capital, LLC	10/1/2021	9/30/2022	$50,000	$50,000	($50,000)	-
Total						$5,425
Remaining note principal balance						$175,000
Total convertible promissory notes, net						$169,575

Below is the summary of the principal balance and debt discounts as of March 31, 2022:

Convertible Promissory Note Holder	Start Date	End Date	Initial Note Principal Balance	Debt Discounts as of Issuance	Amortization	Debt Discounts as of March 31, 2022
Robert Hymers III	3/5/2021	6/30/2022	$40,000	$40,000	($40,000)	-
RaiseRight LLC	7/23/2021	3/31/2023	$45,000	$45,000	($23,288)	$21,712
Carebourn Capital, L.P.	1/30/2018	1/30/2019	$230,000	$230,000	($230,000)	-
Robert Hymers	3/7/2022	3/7/2023	$60,000	$30,000	($1,973)	$28,027
Westworld Financial Capital, LLC	10/1/2021	9/30/2022	$50,000	$50,000	($24,863)	$25,137
Total						$74,876
Remaining note principal balance						$239,650
Total convertible promissory notes, net						$164,774

NOTE 9 – PREFERRED STOCK

The Company is authorized to issue 1,000,000 shares of Preferred Stock. We have authorized 100 shares of Series A Preferred Stock and 2,000 shares of Series B Preferred Stock, respectively, both with a par value of $0.10. As of December 31, 2022, there were 100 and 1,983 shares issued and outstanding for Series A Preferred Stock and Series B Preferred Stock, respectively. As of March 31, 2022, there were 100 and 1,983 shares issued and outstanding for Series A Preferred Stock and Series B Preferred Stock, respectively.

Series A Preferred Stock holds designations of cash dividends at the rate of 8% of the amount per share of Series A Preferred Stock per annum in the form of “Preferred Dividends”, voting rights on an as-converted to Common Stock basis, liquidation preferences, and conversion rights in which each share of Series A Preferred Stock shall, upon conversion, represent 0.51% of the then “Fully-Diluted Shares Outstanding” of the Company. On January 12, 2018, our Board of Directors agreed to amend Designation of the Series A Convertible Preferred Stock be amended by changing the ratio for conversion, in Article IV, subparagraph (a), from 0.4% to 0.51% so that upon conversion the number of shares of common stock to be exchanged shall equal 51% of then issued and outstanding common stock. In addition, on January 12, 2018, the Company and the Series A Holder agreed to forgive all accrued interest to date on the Series A, and to pause any accruals until April 1, 2023. The Series A Convertible Preferred Stock carries liquidating preference, over all other classes of stock, equal to the amount paid for the stock plus any unpaid dividends. Currently the value of the liquidation preference is $500,000, the amount of debt that the related party converted into the preferred stock. If this Preferred Stock were to be redeemed by the holder, it would result in an aggregate of the $500,000 liquidation preference, on a per share basis, this would equal $5,000 per share. The Company and Series A Preferred Holder agreed to forgive all accrued interest and arrearages in preferred share dividends of Series A Preferred Stock through March 31, 2023.

Series B Preferred Stock holds designations of being ranked junior to the Series A Preferred Stock, cash dividends at the rate of 9% of the amount per share of Series B Preferred Stock per annum in the form of “Preferred Dividends”, a dividend received deduction for federal income tax purposes, liquidation preferences ranked junior to the Series A Preferred Stock, redemption of the Series B Preferred Stock by the Company at 105% of the Stated Value, plus accrued and unpaid Dividends, if prior to the two year anniversary of the Issuance Date, or at 100% of the State Value, plus accrued and unpaid Dividends, if on or after the two year anniversary of the Issuance Date, no voting rights, and right to notice of certain corporate action. All accrued dividends on the Series B Preferred Stock has been settled through March 31, 2023, and none currently remains outstanding. Furthermore, dividends will begin to accrue on the Series B Preferred Stock until April 1, 2023.

NOTE 10 – COMMON STOCK

The Company is authorized to issue 200,000,000 shares of Common Stock, with a par value of $0.001.

On October 7, 2021, the Company issued 500,000 shares of common stock in exchange for $10,000 received.

On October 7, 2021, the Company issued 6,000,000 shares of common stock, 2,000,000 each to three different parties, in exchange for consulting services. These shares were issued with a value of $0.02 per share. These issuances were pertaining to the July 23, 2021 convertible note specified in Note 8.

On October 12, 2021, the Company issued 500,000 shares of common stock as compensation for services provided by a director of the Company, as well as a $50 capital contribution received. These shares were issued with a value of $0.02 per share.

On October 12, 2021, the Company issued 500,000 shares of common stock as compensation for services provided by a director of the Company. These shares were issued with a value of $0.02 per share.

On October 27, 2021, the Company issued 500,000 shares of common stock in exchange for $10,000 received.

On November 1, 2021, the Company issued 1,000,000 shares of common stock per a Settlement and Release agreement. These shares were issued with a value of $0.02 per share.

On November 4, 2021, the Company issued 500,000 shares of common stock in exchange for $10,000 received.

On December 17, 2021, the Company issued 650,000 shares of common stock in exchange for consulting services. These shares were issued with a value of $0.02 per share.

On December 30, 2021, the Company issued 1,250,000 shares of common stock in exchange for $25,000 received.

On April 8, 2022, the Company issued 500,000 shares of common stock, 250,000 each to two separate parties, of which it had previously committed in exchange for $10,000 it had received, $5,000 from each party, received on March 22, 2022.

On April 8, 2022, the Company issued 2,500,000 shares of common stock, of which it had previously committed in exchange for $40,000 it had received on March 23, 2022.

On October 4, 2022, the Company issued 150,000 shares of common stock in exchange for $3,000 received.

On October 4, 2022, the Company issued 250,000 shares of common stock in exchange for $4,963 received.

On December 1, 2022, the Company issued 500,000 shares of common stock in exchange for consulting services. These shares were issued with an approximate value of $0.0598 per share, based on the fair market value as of their date of issuance.

On December 1, 2022, the Company issued 1,500,000 shares of common stock to three different parties in the amounts of 1,000,000, 250,000, and 250,000, in exchange for $29,970 received.

On December 1, 2022, the Company issued 250,000 shares of common stock in exchange for $4,970 received.

The Company had 54,843,062 and 49,193,062 shares of common stock issued and outstanding as of December 31, 2022, and March 31, 2022, respectively. The Company had a loss per share of $0.00 and $0.00 for the nine months ended December 31, 2022, and December 31, 2021, respectively.

NOTE 11 – DERIVATIVE FINANCIAL   INSTRUMENTS

The fair value of derivative instruments is recorded and shown separately under liabilities. Changes in the fair value of derivatives liability are recorded in the consolidated statement of operations under other (income) expense.

Our Company evaluates all of its financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives. For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair value and is then re-valued at each reporting date, with changes in the fair value reported in the consolidated statements of operations. For stock-based derivative financial instruments, the Company uses Black-Scholes Option Pricing model to value the derivative instruments at inception and on subsequent valuation dates. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is evaluated at the end of each reporting period. Derivative instrument liabilities are classified in the balance sheet as current or non-current based on whether or not net-cash settlement of the derivative instrument could be required within 12 months of the balance sheet date.

March 31, 2022
Annual Dividend Yield	—
Stock Price	$0.025 - $0.069
Exercise Price	$0.018 - $0.035
Expected Life (Years)	0.18 – 1.00
Risk-Free Interest Rate	0.04% - 0.52%
Expected Volatility	224% - 422%

December 31, 2022
Annual Dividend Yield	—
Stock Price	$0.0357 - $0.0648
Exercise Price	$0.230 - $0.385
Expected Life (Years)	0.06 – 0.50
Risk-Free Interest Rate	1.28% - 4.76%
Expected Volatility	192% - 398%

Fair value of the derivative is summarized as below:

Beginning Balance, March 31, 2022	$95,576
Additions	—
Mark-to-Market	(60,567)
Cancellation of Derivative Liabilities Due to Cash Repayment	—
Reclassification to Additional Paid-In Capital Due to Conversion	—
Ending Balance, December 31, 2022	$35,009

NOTE 12: COMMITMENTS AND CONTINGENCIES

As of December 31, 2022, and 2021, the Company has a month-to-month verbal lease agreement with the landlord, in which the Company is obligated to pay $1,200 on a monthly basis.

In the normal course of business, we are subject to potential claims and disputes related to our business, including disputes with third parties over financing arrangements, as well as over service agreements with contractors. Some of these matters may be covered by our insurance and risk management programs or may result in claims or adjustments with our carriers. Management does not believe that the outcome of any of the legal proceedings to which the Company is a party will have a material adverse effect on its financial position or results of operations.

On January 30, 2018, the Company issued a $230,000 Convertible Promissory Note to a third party in exchange for cash. Subsequently there was a settlement agreement on June 3, 2021, in which the Company recognized an outstanding convertible debt and related contingent liability pertaining to an outstanding settlement in the amount of $54,650 and $95,350, respectively. This recognition came as part of a settlement agreement reached on June 3, 2021, in which the prior $230,000 convertible note, as well as approximately $72,458 of related interest was settled into a new convertible debt of $54,650, a contingent liability of $95,350, and two cash payments of $50,000 each to the note holder, which were made on July 20, 2020, and March 10, 2021. This transaction resulted in a gain on debt extinguishment of approximately $52,000. The convertible debt portion has no interest accrual and has a variable conversion price per share of a 60% discount to the average of the previous five-day trading closing bid price. On June 3, 2022, the Company received a loan from a related party in the amount of $125,000. There funds were wired to the Company to help it reach settlement of the debts described earlier within this paragraph.

On June 3, 2022, the Company satisfied the convertible debt and related contingent liability mentioned in the preceding paragraph in the amounts of $54,650 and $95,350, respectively, via a settlement payment of $125,000, this resulted in a gain on the settlement of debt in the amount of $25,000.

NOTE 13 – SUBSEQUENT EVENTS

Management has evaluated subsequent events pursuant to the requirements of ASC Topic 855 and has determined that no material subsequent events exist through the date of this filing apart from the following:

On January 23, 2023, the Company and Robert Hymers mutually agreed to settle both outstanding convertible notes which are due to Mr. Hymers, which were issued for the amounts of $40,000 and $60,000 on March 5, 2021, and March 7, 2022, respectively. As part of the corresponding letter agreement, the Company wired $10,000 to Mr. Hymers on January 24, 2023, and another $40,000 is to be wired to Mr. Hymers upon 30 days following the Company’s Form 10 having gone effective. Once Mr. Hymers receives the $40,000 payment from the Company, both of the previously referenced convertible notes will be considered settled by both parties, and thus will be no longer outstanding.

On January 31, 2023, The Company and Westworld Financial Capital, LLC, agreed to convert the $50,000 Convertible Promissory Note dated October 21, 2021, and all accrued interest to 2,750,000 shares of the Company’s Common Stock.

On January 31, 2023, The Company agreed to issue Benjamin Steele 50,000 shares of its Common Stock to maintain the Company’s website and social media presence.

On February 27, 2023, the Company received a loan of $2,500 from its CEO, Kent Rodriguez. This loan has no explicit interest rate or maturity date.

On March 28, 2023, the Company received a loan of $7,000 from its CEO, Kent Rodriguez. This loan has no explicit interest rate or maturity date.

On March 28, 2023, the Company and RaiseRight, LLC mutually agreed to settle the outstanding convertible note issued on March 23, 2021, in the original amount of $45,000, with a remaining balance of $30,000 and all accrued interest for $5,000. The $5,000 was wired on March 29, 2023.

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

/s/ Kent Rodriguez	Date: April 12, 2023
President/Director
Groove Botanicals Inc.

EXHIBIT INDEX

Exhibit Number	Exhibit Description
3.1	Amended and Restated Certificate of Incorporation of the Registrant

3.2	Bylaws of the Registrant

4.1	Instruments Defining the Rights of Securities Holders

21.1	Subsidiaries of the Registrant